UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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MGIC INVESTMENT CORPORATION
(Name of Registrant as Specified In Its Charter)

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MGIC
Investment
Corporation

Notice
of 2014
Annual
Meeting
and
Proxy
Statement

2013
Annual
Report
to
Shareholders

MGIC Investment Corporation

March 24, 2014

Dear Shareholder:

        It is my pleasure to invite you to attend our Annual Meeting of Shareholders to be held at 9:00 a.m. on Thursday, April 24, 2014, in the Bradley Pavilion of the Marcus Center for the Performing Arts in Milwaukee, Wisconsin.

        At our meeting this year, we will ask shareholders to:

•
elect ten directors,

•
conduct an advisory vote to approve our executive compensation, and

•
ratify for 2014 the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

        We will also report on our business.

        Your vote is important. Even if you plan to attend the meeting, we encourage you to vote as soon as possible. You may vote by telephone, over the Internet or by mail. Please read our proxy statement for more information about our meeting and the voting process.

        Our Annual Report to Shareholders, which follows the proxy statement in this booklet, is a separate report and is not part of this proxy statement.

Sincerely,

Curt S. Culver
Chairman and
Chief Executive Officer

IMPORTANT VOTING INFORMATION

        If you hold your shares in "street name," meaning your shares are held in a stock brokerage account or by a bank or other nominee, you will have received a voting instruction form from that nominee containing instructions that you must follow in order for your shares to be voted. If you do not transmit your voting instructions before the Annual Meeting, your nominee can vote on your behalf on only the matter considered to be routine, which is the ratification of the appointment of our independent registered public accounting firm.

        The following matters are NOT considered routine: election of directors and the advisory vote to approve our executive compensation. Your nominee is not permitted to vote on your behalf on such matters unless you provide specific instructions by following the instructions from your nominee about voting your shares and by completing and returning the voting instruction form. For your vote to be counted on such matters, you will need to communicate your voting decisions to your bank, broker or other nominee before the date of the Annual Meeting.

Your Participation in Voting the Shares You Own is Important

        Voting your shares is important to ensure that you have a say in the governance of your company and to fulfill the objectives of the majority voting standard that we apply in the election of directors. Please review the proxy materials and follow the relevant instructions to vote your shares. We hope you will exercise your rights and fully participate as a shareholder in the future of MGIC Investment Corporation.

More Information is Available

        If you have any questions about the proxy voting process, please contact the bank, broker or other nominee through which you hold your shares. The Securities and Exchange Commission ("SEC") also has a website (www.sec.gov/spotlight/proxymatters.shtml) with more information about voting at annual meetings. Additionally, you may contact our Investor Relations personnel at (414) 347-6480.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 24, 2014

        Our proxy statement and 2013 Annual Report to Shareholders are available at http://mtg.mgic.com/proxyinfo. Your vote is very important. Whether or not you plan to attend the Annual Meeting, we hope you will vote as soon as possible. You may vote your shares via a toll-free telephone number, over the Internet, or by completing, signing, dating and returning your proxy card or voting instruction form in the pre-addressed envelope provided. No postage is required if your proxy card or voting instruction form is mailed in the United States. If you attend the meeting, you may vote in person, even if you have previously voted by telephone, over the Internet or by mailing your proxy card. If you hold your shares through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from them to vote your shares.

MGIC INVESTMENT CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
April 24, 2014

To Our Shareholders:

        The Annual Meeting of Shareholders of MGIC Investment Corporation will be held in the Bradley Pavilion of the Marcus Center for the Performing Arts, 929 North Water Street, Milwaukee, Wisconsin, on April 24, 2014, at 9:00 a.m., to vote on the following matters:

          (1)   Election of the ten directors named in the proxy statement, each for a one-year term;

          (2)   An advisory vote to approve our executive compensation;

          (3)   Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2014; and

          (4)   Any other matters that properly come before the meeting.

        Only shareholders of record at the close of business February 28, 2014, will be entitled to vote at the Annual Meeting and any postponement or adjournment of the meeting.

By Order of the Board of Directors
Jeffrey H. Lane, Secretary March 24, 2014

YOUR VOTE IS IMPORTANT
PLEASE PROMPTLY VOTE VIA TOLL-FREE TELEPHONE NUMBER, OVER THE INTERNET OR BY COMPLETING, SIGNING, DATING AND RETURNING YOUR PROXY CARD OR VOTING INSTRUCTION FORM

MGIC INVESTMENT CORPORATION
PROXY STATEMENT

MGIC Investment Corporation
P.O. Box 488
MGIC Plaza, 250 East Kilbourn Avenue
Milwaukee, WI 53201

Proxy Statement

        Our Board of Directors is soliciting proxies for the Annual Meeting of Shareholders to be held at 9:00 a.m., Thursday, April 24, 2014, in the Bradley Pavilion of the Marcus Center for the Performing Arts, 929 North Water Street, Milwaukee, Wisconsin, and at any postponement or adjournment of the meeting. In this proxy statement we sometimes refer to MGIC Investment Corporation as "the Company," "we" or "us." This proxy statement and the enclosed form of proxy are being mailed to shareholders beginning on March 24, 2014. Our Annual Report to Shareholders for the year ended December 31, 2013, which follows the proxy statement in this booklet, is a separate report and is not part of this proxy statement. If you have any questions about attending our Annual Meeting, you can call our Investor Relations personnel at (414) 347-6480.

ABOUT THE MEETING AND PROXY MATERIALS

What is the purpose of the Annual Meeting?

        At our Annual Meeting, shareholders will act on the matters outlined in our notice of meeting preceding the Table of Contents, including the election of the ten directors named in the proxy statement, an advisory vote to approve our executive compensation and ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2014. In addition, management will report on our performance during the last year and, after the meeting, respond to questions from shareholders.

Who is entitled to vote at the meeting?

        Only shareholders of record at the close of business February 28, 2014, the record date for the meeting, are entitled to receive notice of and to participate in the Annual Meeting. For each share of Common Stock that you held on that date, you are entitled to one vote on each matter considered at the meeting. On the record date, 338,036,029 shares of Common Stock were outstanding and entitled to vote.

What is a proxy?

        A proxy is another person you legally designate to vote your shares. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card.

How do I vote my shares?

        If you are a shareholder of record, meaning your shares are registered directly in your name with Wells Fargo Bank Minnesota, N.A., our stock transfer agent, you may vote your shares in one of three ways:

•
By Telephone – Shareholders of record who live in the United States or Canada may submit proxies by telephone by calling 1-866-883-3382 and following the instructions. Shareholders of record must have the control number that appears on their proxy card available when voting.

•
By Internet – Shareholders may submit proxies over the Internet by following the instructions on the proxy card.

•
By Mail – Shareholders may submit proxies by completing, signing and dating their proxy card and mailing it in the accompanying pre-addressed envelope.

        If you attend the meeting, you may withdraw your proxy and vote your shares in person.

        If you hold your shares in "street name," meaning your shares are held in a stock brokerage account or by a bank or other nominee, your broker or nominee has enclosed or provided a voting instruction form for you to use to direct the broker or nominee how to vote your shares. Certain of these institutions offer telephone and Internet voting.

        If you hold shares as a participant in our Profit Sharing and Savings Plan, you may instruct the plan trustee how to vote those shares in any one of three ways:

•
By Telephone – If you live in the United States or Canada, you may submit a proxy by telephone by calling 1-866-883-3382 and following the instructions. You must have the control number that appears on your proxy card available when voting.

•
By Internet – You may submit a proxy over the Internet by following the instructions on the proxy card.

•
By Mail – You may submit a proxy by completing, signing and dating your proxy card and mailing it in the accompanying pre-addressed envelope.

        The plan trustee will vote shares held in your account in accordance with your instructions and the plan terms. The plan trustee may vote the shares for you if your instructions are not received at least five days before the Annual Meeting date.

        Please contact our Investor Relations personnel at (414) 347-6480 if you would like directions on attending the Annual Meeting and voting in person. At our meeting, you will be asked to show some form of identification (such as your driving license).

Can I change my vote after I return my proxy card?

        Yes. If you are a shareholder of record, you can revoke your proxy at any time before your shares are voted by advising our corporate Secretary in writing, by granting a new proxy with a later date, or by voting in person at the meeting. If your shares are held in street name by a broker, bank or nominee, or in our Profit Sharing and Savings Plan, you must follow the instructions of the broker, bank, nominee or plan trustee on how to change your vote.

How are the votes counted?

        A quorum is necessary to hold the meeting and will exist if a majority of the 338,036,029 shares of Common Stock outstanding on the record date are represented, in person or by proxy, at the meeting. Votes cast by proxy or in person at the meeting will be counted by Wells Fargo Bank Minnesota, N.A., which has been appointed by our Board to act as inspector of election for the meeting.

        Shares represented by proxy cards marked "Abstain" for any matter will be counted to determine the presence of a quorum, but will not be counted as votes for or against that matter. "Broker non-votes," which occur when a broker or other nominee does not vote on a particular matter because the broker or other nominee does not have authority to vote without instructions from the beneficial owner of the shares and has not received such instructions, will be counted for quorum purposes but will not be counted as votes for or against any matter. Brokers and other nominees have discretionary authority to vote shares without instructions from the beneficial owner of the shares only for matters considered routine. For the 2014 Annual Meeting, nominees will only have discretionary authority to vote shares on the ratification of the appointment of the independent registered public accounting firm without instructions from the beneficial owner.

 What are the Board's recommendations?

        Our Board of Directors recommends a vote FOR all of the nominees for director (Item 1), FOR approval of our executive compensation (Item 2), and FOR ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2014 (Item 3).

        If you sign and return a proxy card or voting instruction form without specifying how you want your shares voted, the named proxies will vote your shares in accordance with the recommendations of the Board for all Items and in their best judgment on any other matters that properly come before the meeting.

Will any other items be acted upon at the Annual Meeting?

        The Board does not know of any other business to be presented at the Annual Meeting. No shareholder proposals will be presented at this year's Annual Meeting.

What are the deadlines for submission of shareholder proposals for the next Annual Meeting?

        Shareholders may submit proposals on matters appropriate for shareholder action at future Annual Meetings by following the SEC's rules. Proposals intended for inclusion in next year's proxy materials must be received by our Secretary no later than November 24, 2014.

        Under our Amended and Restated Bylaws ("Bylaws"), a shareholder who wants to bring business before the Annual Meeting that has not been included in the proxy materials for the meeting, or who wants to nominate directors at the meeting, must be eligible to vote at the meeting and give written notice of the proposal to our corporate Secretary in accordance with the procedures contained in our Bylaws. Our Bylaws require that shareholders give notice to our Secretary at least 45 and not more than 70 days before the first anniversary of the date set forth in our proxy statement for the prior Annual Meeting as the date on which we first mailed such proxy materials to shareholders. For the 2015 Annual Meeting, the notice must be received by the Secretary no later than February 7, 2015, and no earlier than January 13, 2015. For director nominations, the notice must comply with our Bylaws and provide the information required to be included in the proxy statement for individuals nominated by our Board. For any other proposals, the notice must describe the proposal and why it should be approved, identify any material interest of the shareholder in the matter, and include other information required by our Bylaws.

Who pays to prepare, mail and solicit the proxies?

        We will pay the cost of soliciting proxies. In addition to soliciting proxies by mail, our employees may solicit proxies by telephone, email, facsimile or personal interview. We have also engaged D.F. King & Co., Inc. to provide proxy solicitation services for a fee of $13,000, plus expenses such as charges by brokers, banks and other nominees to forward proxy materials to the beneficial owners of our Common Stock.

 STOCK OWNERSHIP

        The following table identifies the beneficial owners of more than 5% of our Common Stock as of December 31, 2013, based on information filed with the SEC, unless more recent information filed with the SEC is available. The table also shows the amount of our Common Stock beneficially owned by our named executive officers and all directors and executive officers as a group. Unless otherwise noted, the parties listed in the table have sole voting and investment power over their shares, and information regarding our directors and executive officers is given as of close of business February 28, 2014.

Name	Shares Beneficially Owned	Percent of Class
BlackRock, Inc.(1) 40 East 52nd Street, New York, NY 10022	20,015,542	5.9%
The Vanguard Group, Inc.(2) 100 Vanguard Boulevard, Malvern, PA 19355	18,460,761	5.5%
Paulson & Co. Inc.(3) 1251 Avenue of the Americas, New York, NY 10020	17,413,852	5.1%
Curt S. Culver(4)	1,265,458	*
J. Michael Lauer(4)	749,582	*
Patrick Sinks(4)	655,500	*
Jeffrey H. Lane(4)	438,414	*
Lawrence J. Pierzchalski(4)	333,911	*
All directors and executive officers as a group (20 persons)(4)(5)(6)	3,957,269	1.2%

  *
  Less than 1%

(1)
BlackRock, Inc. reported ownership as of December 31, 2013, on behalf of itself and several subsidiaries. It reported that it had sole dispositive power over 20,015,542 shares and shared dispositive power for no shares. It further reported that it had sole voting power over 18,966,434 shares and shared voting power for no shares.

(2)
The Vanguard Group, Inc. reported ownership as of December 31, 2013, on behalf of itself and certain subsidiaries. It reported that it had sole dispositive power over 18,005,329 shares and shared dispositive power for 455,432 shares. It further reported that it had sole voting power for 481,616 shares and shared voting power for no shares.

(3)
Paulson & Co. Inc. reported ownership as of December 31, 2013, on behalf of itself and certain funds to which it serves as an investment advisor. It reported that its beneficial ownership consisted of 16,562,000 shares of common stock and 851,852 shares of common stock issuable upon conversion of our 9% convertible bonds due in April 2063. It further reported that it had sole dispositive and voting power over 17,413,852 shares and shared dispositive and voting power for no shares.

(4)
Includes shares held in our Profit Sharing and Savings Plan by the executive officers: Mr. Culver – 12,696; Mr. Lauer – 53,275; Mr. Sinks – 11,733; and all executive officers as a group – 77,704. Excludes shares underlying restricted stock units ("RSUs") that cannot be settled in Common Stock within 60 days of the record date: Mr. Culver – 872,970; Mr. Lauer – 169,787; Mr. Sinks – 532,780; Mr. Lane – 289,787; Mr. Pierzchalski – 289,787; and all executive officers as a group – 2,254,198. Also includes shares for which investment power is shared as follows: all directors and executive officers as a group – 33,811. Mr. Lauer served as our Chief Financial Officer until his retirement on March 3, 2014, and was succeeded by Timothy J. Mattke who beneficially owned as of February 28, 2014, an aggregate of 59,601 shares, excluding 155,186 shares underlying RSUs that cannot be settled in Common Stock within 60 days of the record date.

(5)
Includes an aggregate of 85,763 shares underlying RSUs held by our non-management directors, which could be settled in shares of Common Stock within 60 days of the record date. Also includes an aggregate of 14,733 restricted shares held by our non-management directors. The beneficial owners have sole voting power but no investment power over the restricted shares. Excludes an aggregate of 428,963 share units held by our non-management directors that cannot be settled in shares of Common Stock.

(6)
Common Stock beneficially owned by each director represents less than 1% of the total number of shares outstanding. Information about the Common Stock beneficially owned by our directors standing for re-election appears below in connection with their biographies. See "Item 1 – Election of Directors." The following number of shares of Common Stock are owned by our directors whose terms expire at the Annual Meeting and who are not standing for re-election (unless otherwise noted, all directors have sole voting and investment power with respect to the shares): Mr. Abbott – 37,978; Mr. Hagerty – 28,336; Mr. Kearney – 86,266; Mr. McIntosh – 56,573 and Mr. Muma – 152,139. Includes shares held under our 1993 Restricted Stock Plan for Non-Employee Directors: Mr. Abbott – 2,000; Mr. McIntosh – 2,000; and Mr. Muma – 2,000. The directors have sole voting power and no investment power over these shares. Includes RSUs as follows: Mr. Abbott – 3,050; Mr. Hagerty – 3,050; Mr. Kearney – 3,050; Mr. McIntosh – 3,050 and Mr. Muma – 3,050. These units were issued pursuant to our former RSU award program and could be settled in shares of Common Stock within 60 days of the record date. Includes RSUs held under the Deposit Share Program for Non-Employee Directors under our 2002 Stock Incentive Plan and could be settled in shares of Common Stock within 60 days of the record date: Mr. Abbott – 1,491; Mr. Hagerty – 17,105; Mr. Kearney – 5,733; and Mr. Muma – 4,098. Directors have neither voting nor investment power over the shares underlying any of these units.

ITEM 1 – ELECTION OF DIRECTORS

        Item 1 consists of the election of directors at this Annual Meeting. The Board, upon the recommendation of the Management Development, Nominating and Governance Committee (with Messrs. Jastrow and Nicolaisen abstaining on their own nominations), has nominated Daniel A. Arrigoni, Cassandra C. Carr, C. Edward Chaplin, Curt S. Culver, Timothy A. Holt, Kenneth M. Jastrow, II, Michael E. Lehman, Donald T. Nicolaisen, Gary A. Poliner and Mark M. Zandi for re-election to the Board to serve for one year, until our 2015 Annual Meeting of Shareholders. If any nominee is not available for election, proxies will be voted for another person nominated by the Board or the size of the Board will be reduced.

Shareholder Vote Required

        Our Articles of Incorporation contain a majority vote standard for the election of directors in uncontested elections. Under this standard, each of the ten nominees must receive a "majority vote" at the meeting to be elected a director. A "majority vote" means that when there is a quorum present, more than 50% of the votes cast in the election of the director are cast "for" the director, with votes cast being equal to the total of the votes "for" the election of the director plus the votes "withheld" from the election of the director. Therefore, under our Articles of Incorporation, a "withheld" vote is effectively a vote "against" a nominee. Broker non-votes will be disregarded in the calculation of a "majority vote." Any incumbent director who does not receive a majority vote (but whose term as a director nevertheless would continue under Wisconsin law until his successor is elected) is required to send our Board a resignation. The effectiveness of any such resignation is contingent upon Board acceptance. The Board will accept or reject a resignation in its discretion after receiving a recommendation made by our Management Development, Nominating and Governance Committee and will promptly publicly disclose its decision regarding the director's resignation (including the reason(s) for rejecting the resignation, if applicable).

Information About Our Directors

        The Board believes that the Board, as a whole, should possess a combination of skills, professional experience, and diversity of backgrounds necessary to oversee our business. In addition, the Board believes that there are certain attributes that every director should possess, as reflected in the Board's membership criteria. Accordingly, the Board and the Management Development, Nominating and Governance Committee consider the qualifications of directors and director candidates individually and in the broader context of the Board's overall composition and our current and future needs.

        The Management Development, Nominating and Governance Committee is responsible for developing Board membership criteria and recommending these criteria to the Board. The criteria, which are set forth in our Corporate Governance Guidelines, include an inquiring and independent mind, sound and considered judgment, high standards of ethical conduct and integrity, well-respected experience at senior levels of business, academia, government or other fields, ability to commit sufficient time and attention to Board activities, anticipated tenure on the Board, and whether an individual will enable the Board to continue to have a substantial majority of independent directors.

        In addition, the Management Development, Nominating and Governance Committee in conjunction with the Board periodically evaluates the composition of the Board to assess the skills and experience that are currently represented on the Board, as well as the skills and experience that the Board will find valuable in the future, given our prospective retirements due to the Board's policy that a director may not stand for election if he is age 74 or more. The Management Development, Nominating and Governance Committee seeks a variety of occupational and personal backgrounds on the Board in order to obtain a range of viewpoints and perspectives and enable the Board to have access to a diverse body of talent and expertise relevant to our activities. The Committee's and the Board's evaluation of the Board's composition enables the Board to consider the skills and experience it seeks in the Board as a whole, and in individual directors, as our needs evolve and change over time and to assess the effectiveness of the Board's efforts at pursuing diversity. In identifying director candidates from time to time, the Management Development, Nominating and Governance Committee may establish specific skills and experience that it believes we should seek in order to constitute a balanced and effective board.

        Three of our directors, Messrs. Abbott, Kearney and McIntosh, are not standing for re-election at our 2014 Annual Meeting due to the age-related retirement policy in our Corporate Governance Guidelines. In addition, Messrs. Hagerty and Muma have chosen not to stand for re-election at that meeting due to other demands on their time. Four directors who are standing for re-election at the 2014 Annual Meeting (Ms. Carr and Messrs. Arrigoni, Chaplin and Poliner) have joined the Board since our 2013 Annual Meeting. The retirement of Mr. Abbott, who has been a mortgage banker for many years, would have caused the loss of mortgage banking expertise on the Board. At a Board meeting in April 2013, our CEO referred the Board to Mr. Arrigoni, who had over 40 years of experience in the home mortgage industry and Mr. Abbott endorsed him as having great respect within the industry. At this meeting, Mr. Culver also referred the Board to Mr. Poliner, who had previously served on the Board at the time of our initial public offering in 1991 and for several years thereafter as a representative of The Northwestern Mutual Life Insurance Company, our then largest shareholder. Different independent directors recommended Ms. Carr and Mr. Chaplin for consideration as directors. The Management Development, Nominating and Governance Committee considered Ms. Carr and Messrs. Arrigoni, Chaplin and Poliner and recommended to the Board that each be elected a director.

        In evaluating incumbent directors for renomination to the Board, as well as the skills and experience that other directors bring to the Board, the Management Development, Nominating and Governance Committee has considered a variety of factors. These include each director's independence, financial literacy, personal and professional accomplishments, tenure on the Board, experience in light of our needs, and past performance on the Board based on feedback from other Board members.

        Information about our directors who are standing for election appears below. The biographical information is as of January 28, 2014 and, for each director, includes a discussion about the skills and qualifications that the Board has determined support the director's continued service on the Board.

NOMINEES FOR DIRECTOR –
For One-Year Term Ending 2015

Shares Beneficially Owned(1)

Daniel A. Arrigoni, 63, a Director since 2013, was President and Chief Executive Officer of U.S. Bank Home Mortgage Corp., one of the largest originators and servicers of home loans in the U.S., until his retirement in July 2013. Prior to his retirement, Mr. Arrigoni also served as an Executive Vice President of U.S. Bank, N.A. Mr. Arrigoni led the mortgage company for U.S. Bank and its predecessor companies since January 1996. Mr. Arrigoni is a member of the Board of Directors of the National Mortgage Bankers Association and has over 40 years of experience in the home mortgage and banking industries. Mr. Arrigoni brings to the Board a broad understanding of the mortgage business and its regulatory environment, skill in assessing and managing credit risk, and significant finance experience, each gained from his many years of executive management in the home mortgage and banking industries.	11,862(2)

Cassandra C. Carr, 69, a Director since 2013, is currently a consultant. She was Global Vice Chair of Talent at Hill+Knowlton Strategies before leaving in 2012, and spent nine years as a Senior Advisor for Public Strategies, Inc., both of which firms provide public relations services. Prior to joining Public Strategies, Ms. Carr held various senior-level positions with SBC Communications, Inc., which during her tenure became one of the world's largest telecommunications companies, including Senior Executive Vice President, External Affairs, Senior Vice President, Human Resources, and Senior Vice President – Finance and Treasurer. Ms. Carr brings to the Board significant strategic planning, regulatory and public relations consulting and executive management experience, as well as financial management experience with a public company.	11,862(2)

C. Edward Chaplin, 57, a Director since January 2014, has been President and Chief Financial Officer at MBIA Inc., a provider of financial guarantee insurance and the largest municipal bond-only insurer, since 2008. He served as a member of MBIA's Board of Directors from 2003 until 2006, when he left to become Chief Financial Officer of that company. Prior to joining MBIA, Mr. Chaplin was Senior Vice President and Treasurer of Prudential Financial Inc., a firm he joined in 1983 and for which he held various senior management positions, including Regional Vice President of Prudential Mortgage Capital Company. Mr. Chaplin brings to the Board a deep understanding of the insurance and real estate industries, management and leadership skills, and financial expertise.	11,862(2)

Shares Beneficially Owned(1)

Curt S. Culver, 61, a Director since 1999, has been our Chairman of the Board since January 2005 and our Chief Executive Officer since January 2000. He served as our President from January 1999 to January 2006. Mr. Culver has been Chief Executive Officer of Mortgage Guaranty Insurance Corporation ("MGIC") since January 1999 and held senior executive positions with MGIC for more than five years before then. He is also a director of Wisconsin Electric Power Company and Wisconsin Energy Corporation. Mr. Culver brings to the Board extensive knowledge of our business and operations, a long-term perspective on our strategy and the ability to lead the Company and the Board as the Company faces ongoing challenges.	1,265,458(3)

Timothy A. Holt, 61, a Director since 2012, was an executive committee member and Senior Vice President and Chief Investment Officer of Aetna, Inc., a diversified health care benefits company, when he retired in 2008 after 30 years of service. From 2004 through 2007, he also served as Chief Enterprise Risk Officer of Aetna. Prior to being named Chief Investment Officer in 1997, Mr. Holt held various senior management positions with Aetna, including Chief Financial Officer of Aetna Retirement Services and Vice President, Finance and Treasurer of Aetna. Mr. Holt served as a consultant to Aetna during 2008 and 2009. Mr. Holt also serves as a director of Virtus Investment Partners, Inc. and StanCorp Financial Group, Inc. Mr. Holt brings to the Board investment expertise, skill in assessing and managing investment and credit risk, broad-based experience in a number of areas relevant to our business, including insurance, and senior executive experience gained at a major public insurance company.	11,862(2)

Kenneth M. Jastrow, II, 66, a Director since 1994, has, since December 2007, been the non-executive Chairman of the Board of Forestar Group Inc., which is engaged in various real estate and natural resource businesses. Mr. Jastrow currently serves as our Lead Director. He is also a director of KB Home and Genesis Energy, LLC, the general partner of Genesis Energy, LP, a publicly-traded master limited partnership. Mr. Jastrow brings to the Board senior executive and leadership experience gained through his service as chairman and chief executive officer at a public company with diversified business operations in sectors relevant to our operations, experience in the real estate, mortgage banking and financial services industries, and knowledge of corporate governance matters gained through his service as a non-executive chairman and on public company boards.	74,696(2)

Shares Beneficially Owned(1)

Michael E. Lehman, 63, a Director since 2001, has been the interim Chief Financial Officer at Ciber Inc., a global information technology company, since September 2013. He was Chief Financial Officer of Arista Networks, a cloud networking firm, from September 2012 through July 2013, and Chief Financial Officer of Palo Alto Networks, a network security firm, from April 2010 until February 2012. Prior to that, he was the Executive Vice President and Chief Financial Officer of Sun Microsystems, Inc., a provider of computer systems and professional support services, from February 2006 to January 2010, when Sun Microsystems, Inc. was acquired by Oracle Corporation. From July 2000 until his initial retirement in September 2002, he was Executive Vice President of Sun Microsystems; he was its Chief Financial Officer from February 1994 to July 2002, and held senior executive positions with Sun Microsystems for more than five years before then. Mr. Lehman brings to the Board financial and accounting knowledge gained through his service as chief financial officer of a large, multinational public company, skills in addressing the range of financial issues facing a large company with complex operations, senior executive and operational experience, and leadership skills.	23,733(2)

Donald T. Nicolaisen, 69, a Director since 2006, was the Chief Accountant of the United States Securities and Exchange Commission from September 2003 to November 2005, when he retired from full time employment. Prior to joining the SEC, he was a Senior Partner at PricewaterhouseCoopers LLP, an accounting firm that he joined in 1967. He is also a director of Verizon Communications Inc., Morgan Stanley and Zurich Insurance Group. Mr. Nicolaisen brings to the Board financial and accounting expertise acquired from his 36 years of service with a major public accounting firm and his tenure as Chief Accountant at the SEC, as well as an understanding of the range of issues facing large financial services companies gained through his service on the boards of public companies operating in the insurance and financial services industries.	132,669(2)

Gary A. Poliner, 60, a Director since 2013, was President of Northwestern Mutual Life Insurance Company, the nation's largest direct provider of individual life insurance, and a member of its Board of Trustees, until his retirement in June 2013, after more than 35 years of service. He was named President of Northwestern Mutual in 2010. Mr. Poliner also held various other senior-level positions at Northwestern Mutual, including Chief Financial Officer (2001-2008) and Chief Risk Officer (2009-2012). Mr. Poliner brings to the Board a breadth of executive management experience in the insurance business, including risk management, and financial and insurance regulatory expertise.	15,237(2)

Shares Beneficially Owned(1)

Mark M. Zandi, 54, a Director since 2010, is Chief Economist of Moody's Analytics, Inc., where he directs economic research. Moody's Analytics is a leading provider of economic research, data and analytical tools. It is a subsidiary of Moody's Corporation that is separately managed from Moody's Investor Services, the rating agency subsidiary of Moody's Corporation. Dr. Zandi is a trusted adviser to policymakers and an influential source of economic analysis for businesses, journalists and the public and he frequently testifies before Congress on economic matters. Dr. Zandi, with his economics and residential real estate industry expertise, brings to the Board a deep understanding of the economic factors that shape our industry. In addition, Dr. Zandi has expertise in the legislative and regulatory processes relevant to our business.	11,862(2)

(1)
Ownership information is as of February 28, 2014. Unless otherwise noted, all directors have sole voting and investment power with respect to the shares. Common Stock beneficially owned by each director represents less than 1% of the total number of shares outstanding.

(2)
Includes shares underlying RSUs as follows: Mr. Jastrow – 3,050; Mr. Lehman – 3,050; and Mr. Nicolaisen – 1,700. Such units were issued pursuant to our RSU award program (See "Compensation of Directors – Former RSU Award Program") and could be settled in shares of Common Stock within 60 days of the record date.

  Also includes the following RSUs, which are held under the Deposit Share Program for Non-Employee Directors under our 2002 Stock Incentive Plan (See "Compensation of Directors – Former Deposit Share Program") and could be settled in shares of Common Stock within 60 days of the record date: Mr. Jastrow – 19,769; and Mr. Nicolaisen – 14,517. Directors have neither voting nor investment power over the shares underlying any of these units.

  Also includes 6,733 shares that Mr. Jastrow held under the Deposit Share Program for Non-Employee Directors under our 1991 Stock Incentive Plan and 2002 Stock Incentive Plan. Mr. Jastrow has sole voting power and no investment power over these shares.

  Also includes cash-settled share units held under our Deferred Compensation Plan (See "Compensation of Directors – Deferred Compensation Plan and Annual Grant of Share Units") over which the directors have neither voting nor investment power, as follows: Mr. Arrigoni – 11,862; Ms. Carr – 11,862; Mr. Chaplin – 11,862; Mr. Holt – 11,862; Mr. Jastrow – 41,998; Mr. Lehman – 13,244; Mr. Nicolaisen – 66,270; Mr. Poliner – 15,237; and Dr. Zandi – 11,862. Under the SEC's rules, these share units would not be considered beneficial ownership of the shares to which they relate, however, we include them because they represent economic exposure to our Common Stock.

  Also includes 2,000 shares that Mr. Jastrow held under our 1993 Restricted Stock Plan for Non-Employee Directors. Mr. Jastrow has sole voting power and no investment power over these shares.

(3)
Includes 12,696 shares held in our Profit Sharing and Savings Plan. Excludes 872,970 shares underlying RSUs awarded under our 2002 Stock Incentive Plan and 2011 Omnibus Incentive Plan over which he has neither voting nor investment power. Includes 180,015 shares underlying RSUs awarded under our 2002 Stock Incentive Plan and 2011 Omnibus Incentive Plan that vested in March 2014.

        YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE TEN NOMINEES. SIGNED PROXY CARDS AND VOTING INSTRUCTION FORMS WILL BE VOTED FOR THE NOMINEES UNLESS A SHAREHOLDER GIVES OTHER INSTRUCTIONS ON THE PROXY CARD OR VOTING INSTRUCTION FORM.

CORPORATE GOVERNANCE AND BOARD MATTERS

        The Board of Directors oversees the management of the Company and our business. The Board selects our CEO and in conjunction with our CEO selects the rest of our senior management team, which is responsible for operating our business.

Corporate Governance Guidelines and Code of Business Conduct

        The Board has adopted Corporate Governance Guidelines, which set forth a framework for our governance. The Guidelines cover the Board's composition, leadership, meeting process, director independence, Board membership criteria, committee structure and functions, succession planning and director compensation. Among other things, the Board meets in executive session outside the presence of any member of our management after each Board meeting at which directors are present in person and at any additional times determined by the Board or the Lead Director. Mr. Jastrow has, for several years, presided at these sessions and has served as the Board's Lead Director since the position was created in October 2009. See "Board Leadership" for information about the Lead Director's responsibilities and authority. The Corporate Governance Guidelines provide that a director shall not be nominated by the Board for re-election if at the date of the Annual Meeting of Shareholders, the director is age 74 or more. The Corporate Governance Guidelines also provide that a director who retires from his principal employment or joins a new employer shall offer to resign from the Board and a director who is an officer of MGIC and leaves MGIC must resign from the Board.

        James A. Abbott, a director since 1989; Daniel P. Kearney, a director since 1999; and William A. McIntosh, a director since 1996, are not standing for re-election at our Annual Meeting due to the age-related retirement policy in the Corporate Governance Guidelines. The Board expresses its deep thanks for the insight and dedication each of these directors has exhibited during his Board tenure. The Board also expresses its deep thanks to Thomas M. Hagerty, a director since 2001, and Leslie M. Muma, a director since 1995, who have chosen to not stand for re-election at our Annual Meeting due to other demands on their time.

        We have a Code of Business Conduct emphasizing our commitment to conducting our business in accordance with legal requirements and high ethical standards. The Code applies to all employees, including our executive officers, and specified portions are applicable to our directors. Certain portions of the Code that apply to transactions with our executive officers, directors, and their immediate family members are described under "Other Matters – Related Person Transactions" below. These descriptions are subject to the actual terms of the Code.

        Our Corporate Governance Guidelines and our Code of Business Conduct are available on our website (http://mtg.mgic.com) under the "Investor Information; Corporate Governance" links. Written copies of these documents are available to any shareholder who submits a written request to our Secretary. We intend to disclose on our website any waivers from, or amendments to, our Code of Business Conduct that are subject to disclosure under applicable rules and regulations.

Director Independence

        Our Corporate Governance Guidelines regarding director independence provide that a director is not independent if the director has any specified disqualifying relationship with us. The disqualifying relationships are equivalent to those of the independence rules of the New York Stock Exchange, except that our disqualification for board interlocks is more stringent than under the NYSE rules. Also, for a director to be independent under the Guidelines, the director may not have any material relationship with us. For purposes of determining whether a disqualifying or material relationship exists, we consider relationships with MGIC Investment Corporation and its consolidated subsidiaries.

        The Board has determined that our new director nominee and all of our current directors except for Mr. Culver, our CEO, are independent under the Guidelines and the NYSE rules. The Board made its independence determinations by considering whether any disqualifying relationships existed during the periods specified under the Guidelines and the NYSE rules. To determine that there were no material relationships, the Board applied categorical standards that it had adopted and incorporated into its Corporate Governance Guidelines. All independent directors met these standards. Under these standards, a director is not independent if payments under transactions between us and a company of which the director is an executive officer or 10% or greater owner exceeded the greater of $1 million or 1% of the other company's gross revenues. Payments made to and payments made by us are considered separately, and this quantitative threshold is applied to transactions that occurred in the three most recent fiscal years of the other company. Also under these standards, a director is not independent if during our last three fiscal years the director:

  •
  was an executive officer of a charity to which we made contributions, or

  •
  was an executive officer or member of a law firm or investment banking firm providing services to us, or

  •
  received any direct compensation from us other than as a director, or if during such period a member of the director's immediate family received compensation from us.

        In making its independence determinations, the Board considered mortgage insurance premiums that we received on loans where American Security Mortgage Corp. (of which Mr. Abbott is the Chairman and a principal) was the original insured and our provision of contract underwriting services to American Security Mortgage Corp. These transactions were below the quantitative threshold noted above and were entered into in the ordinary course of business by us and American Security Mortgage Corp. The Board also considered payments we made to Moody's Analytics (of which Dr. Zandi is an executive officer) for research and subscription services for Moody's Economy.com and related publications, and payments to Moody's Investor Services for credit rating services. These transactions were below the quantitative threshold noted above and were entered into in the ordinary course of business by us, Moody's Analytics and Moody's Investor Services.

        In addition, each of the Audit, Management Development, Nominating and Governance, Risk Management and Securities Investment Committees consists entirely of independent directors. All members of the Audit Committee and the Management Development, Nominating and Governance Committee meet additional, heightened independence criteria applicable to members of such committees under SEC and NYSE rules and the independence standards adopted by the Board.

Board Leadership

        Currently, Mr. Culver serves as Chairman of the Board and Chief Executive Officer. The Board believes that we and our shareholders are best served at this time by this leadership structure, in which a single leader serves as Chairman and CEO and the Board has a Lead Director. Combining the roles of Chairman and CEO makes clear that the person serving in these roles has primary responsibility for managing our business, under the oversight and review of the Board. Under this structure, the Chairman and CEO chairs Board meetings, where the Board discusses strategic and business issues. The Board believes that this approach makes sense because the CEO is the individual with primary responsibility for developing our strategy, directing the work of other officers and leading implementation of our strategic plans as reviewed by the Board. This structure results in a single leader being directly accountable to the Board and, through the Board, to shareholders, and enables the CEO to act as the key link between the Board and other members of management. In addition, the Board believes that having a combined Chairman and CEO is appropriate for us at this time because of Mr. Culver's familiarity with our business and history of outstanding leadership. Mr. Culver has been with us since 1985, and has served as Chief Executive Officer since 2000 and as Chairman of the Board since 2005.

        Because the Board also believes that strong, independent Board leadership is a critical aspect of effective corporate governance, the Board has established the position of Lead Director. The Lead Director is an independent director selected by the independent directors. Mr. Jastrow has served as the Lead Director since the position was established in 2009. The Lead Director's responsibilities and authority include:

  •
  presiding at all meetings of the Board at which the Chairman and CEO is not present;

  •
  having the authority to call and leading executive sessions of the non-management directors (the Board meets in executive session after each Board meeting at which directors are present in person);

  •
  serving as a conduit between the Chairman and CEO and the non-management directors to the extent requested by the non-management directors;

  •
  serving as a conduit for the Board's informational needs, including proposing topics for Board meeting agendas; and

  •
  being available, if requested by major shareholders, for consultation and communication.

        The Board believes that a single leader serving as Chairman and CEO, together with an experienced and engaged Lead Director, is the most appropriate leadership structure for the Board at this time. The Board reviews the structure of the Board and the Board's leadership as part of the succession planning process. The Board reviews succession planning for the CEO annually. The Management Development, Nominating and Governance Committee is responsible for overseeing this process and periodically reports to the Board.

Communicating with the Board

        Shareholders and other interested persons can communicate with the members of the Board, the non-management members of the Board as a group or the Lead Director, by sending a written communication to our Secretary, addressed to: MGIC Investment Corporation, Secretary, P.O. Box 488, Milwaukee, WI 53201. The Secretary will pass along any such communication, other than a solicitation for a product or service, to the Lead Director.

Board Attendance

        The Board of Directors held 7 meetings during 2013. Each director standing for re-election attended at least 75% of the meetings of the Board and committees of the Board on which he served during 2013. The Annual Meeting of Shareholders is scheduled in conjunction with a Board meeting and, as a result, directors are expected to attend the Annual Meeting. All of our directors who were members of the Board at the time of the 2013 Annual Meeting of Shareholders attended the meeting.

Committees

        The Board has five standing committees: Audit; Management Development, Nominating and Governance; Risk Management; Securities Investment; and Executive. Information regarding these committees is provided below. The charters of the Audit, Management Development, Nominating and Governance, Risk Management and Securities Investment Committees are available on our website (http://mtg.mgic.com) under the "Investor Information; Corporate Governance" links. Written copies of these charters are available to any shareholder who submits a written request to our Secretary. The functions of the Executive Committee are established under our Bylaws and are described below. Changes to the Committee memberships described below are expected as a result of Messrs. Abbott, Hagerty, Kearney, McIntosh and Muma not standing for re-election.

 Audit Committee

        The members of the Audit Committee are Mr. Lehman (Chairman), Mr. Abbott, Mr. Arrigoni, Ms. Carr, Mr. Holt, Mr. Kearney, Mr. McIntosh and Mr. Poliner. The Board's determination that each of these directors meets all applicable independence requirements took into account the heightened independence criteria that apply to Audit Committee members under SEC and NYSE rules. The Board has determined that Messrs. Holt and Lehman are "audit committee financial experts" as defined in SEC rules. The Committee met 14 times during 2013.

Audit Committee Report

        The Audit Committee assists the oversight by the Board of Directors of the integrity of MGIC Investment Corporation's financial statements, the effectiveness of its system of internal controls, the qualifications, independence and performance of its independent accountants, the performance of its internal audit function, and its compliance with legal and regulatory requirements.

        The Audit Committee reviewed and discussed with management and PricewaterhouseCoopers LLP ("PwC"), MGIC Investment Corporation's independent registered public accounting firm, its audited financial statements for the year ended December 31, 2013. The Audit Committee discussed with PwC the matters required to be discussed by applicable requirements of the Public Company Accounting Oversight Board ("PCAOB"). The Audit Committee also received the written disclosures and the letter from PwC required by applicable requirements of the PCAOB regarding auditor-audit committee communications about independence and discussed with PwC their independence from MGIC Investment Corporation and its management.

        In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that MGIC Investment Corporation's audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2013, which has been filed with the SEC. These are the same financial statements that appear in MGIC Investment Corporation's Annual Report to Shareholders.

  Members of the Audit Committee:

  Michael E. Lehman, Chairman
  James A. Abbott
  Daniel A. Arrigoni
  Cassandra C. Carr
  Timothy A. Holt
  Daniel P. Kearney
  William A. McIntosh
  Gary A. Poliner

Management Development, Nominating and Governance Committee

        The members of the Management Development, Nominating and Governance Committee are Mr. Jastrow (Chairman), Mr. Hagerty, Mr. Muma and Mr. Nicolaisen. The Board's determination that each of these directors meets all applicable independence requirements took into account the heightened independence criteria that apply to compensation committee members under SEC and NYSE rules. The Committee met four times during 2013. The Committee is responsible for overseeing our executive compensation program, including approving corporate goals relating to compensation for our CEO, determining our CEO's annual compensation and approving compensation for our other senior executives. The Committee prepares the Compensation Committee Report and reviews the Compensation Discussion and Analysis included in our proxy statement. The Committee also makes recommendations to the Board regarding the compensation of directors. Although the Committee may delegate its responsibilities to subcommittees, it has not done so.

        The Committee receives briefings on information that includes: detailed breakdowns of the compensation of the named executive officers, the amount, if any, that our named executive officers realized in at least the previous five years pursuant to sales of shares awarded under equity grants; the total amount of stock, stock options, restricted stock and RSUs held by each named executive officer (restricted stock and RSUs are sometimes collectively referred to in this proxy statement as "restricted equity"); and the other compensation information disclosed in this proxy statement under the SEC's rules. The Committee supports the Board's role in overseeing the risks facing the Company, as described in more detail below under "Board Oversight of Risk."

        The Committee has retained Frederic W. Cook & Co. ("FWC"), a nationally recognized executive compensation consulting firm, to advise it. The Committee retains this compensation consultant to, among other things, help it evaluate and oversee our executive compensation program and review the compensation of our directors. The scope of the compensation consultant's services during 2013 is described under "Compensation Discussion and Analysis – Independent Compensation Consultant" below. In providing its services to the Management Development, Nominating and Governance Committee, the compensation consultant regularly interacts with our senior management. The compensation consultant does not provide any other services to us. The Committee has assessed the independence of FWC pursuant to Securities and Exchange Commission rules and concluded that FWC's work for the Compensation Committee does not raise any conflict of interest.

        The Committee also evaluates the annual performance of the CEO, oversees the CEO succession planning process, and makes recommendations to the Board to fill open director and committee member positions. In addition, the Committee reviews our Corporate Governance Guidelines and oversees the Board's self-evaluation process. Finally, the Committee identifies new director candidates through recommendations from Committee members, other Board members and our executive officers, and will consider candidates who are recommended by shareholders.

        Shareholders may recommend a director candidate for consideration by the Management Development, Nominating and Governance Committee by submitting background information about the candidate, a description of his or her qualifications and the candidate's consent to being recommended as a candidate. If the candidate is to be considered for nomination at the next annual shareholders meeting, the submission must be received by our corporate Secretary in writing no later than December 1 of the year preceding the meeting. Information on shareholder nominations is provided under "About the Meeting and Proxy Materials" in response to the question "What are the deadlines for submission of shareholder proposals for the next Annual Meeting?"

        The Committee evaluates new director candidates under the criteria described under "Information About Our Directors" as well as other factors the Committee deems relevant, through background reviews, input from other members of the Board and our executive officers, and personal interviews with the candidates attended by the Committee Chairman. The Committee will evaluate any director candidates recommended by shareholders using the same process and criteria that apply to candidates from other sources.

Risk Management Committee

        The members of the Risk Management Committee are Mr. Nicolaisen (Chairman), Mr. Abbott, Mr. Arrigoni, Mr. Chaplin, Mr. McIntosh and Dr. Zandi. The Committee met eight times in 2013. The Committee is responsible for overseeing management's operation of our mortgage insurance business, including reviewing and evaluating with management the insurance programs, rates, underwriting guidelines and changes in market conditions affecting our business. The Risk Management Committee supports the Board's role in overseeing the risks facing the Company, as described in more detail below under "Board Oversight of Risk."

Securities Investment Committee

        The members of the Securities Investment Committee are Mr. Kearney (Chairman), Ms. Carr, Mr. Chaplin, Mr. Holt, Mr. McIntosh, Mr. Muma and Mr. Poliner. The Committee met five times in 2013. The Committee oversees management of our investment portfolio and the investment portfolios of our employee benefit plans for which the plan document does not assign responsibility to other persons. The Committee also makes recommendations to the Board with respect to our retirement benefit plans that are available to employees generally, capital management, including dividend policy, repurchase of debt and external funding. Finally, the Committee supports the Board's role in overseeing the risks facing the Company, as described in more detail below under "Board Oversight of Risk."

Executive Committee

        The Executive Committee provides an alternative to convening a meeting of the entire Board should a matter arise between Board meetings that requires Board authorization. The members of the Committee are Mr. Culver (Chairman), Mr. Jastrow and Mr. Muma. The Committee did not meet in 2013. The Committee is established under our Bylaws and has all authority that the Board may exercise with the exception of certain matters that under the Wisconsin Business Corporation Law are reserved to the Board itself.

Board Oversight of Risk

        Our senior management is charged with identifying and managing the risks facing our business and operations. The Board of Directors is responsible for oversight of how our senior management addresses these risks to the extent they are material. In this regard, the Board seeks to understand the material risks we face and to allocate, among the full Board and its committees, responsibilities for overseeing how management addresses the risks, including the risk management systems and processes that management uses for this purpose. Overseeing risk is an ongoing process. Accordingly, the Board periodically considers risk throughout the year and also with respect to specific proposed actions.

        The Board implements its risk oversight function both as a whole and through delegation to various committees. These committees meet regularly and report back to the full Board. The following four committees play significant roles in carrying out the risk oversight function.

  •
  The Management Development, Nominating and Governance Committee evaluates the risks and rewards associated with our compensation philosophy and programs.

  •
  The Risk Management Committee oversees risks related to our mortgage insurance business.

  •
  The Securities Investment Committee oversees risks related to our investment portfolio and capital management.

  •
  The Audit Committee oversees our processes for assessing risks and the effectiveness of our system of internal controls. In performing this function, the Audit Committee considers information from our independent registered public accounting firm and internal auditors and discusses relevant issues with management, the Internal Audit Director and the independent registered public accounting firm. As noted above, risks are also reviewed by the Management Development, Nominating and Governance Committee, the Risk Management and the Securities Investment Committees.

        We believe that our leadership structure, discussed in "Board Leadership" above, supports the risk oversight function of the Board. We have a combined Chairman of the Board and CEO who keeps the Board informed about the risks facing us. In addition, independent directors chair the various committees involved with risk oversight and there is open communication between senior management and directors.

COMPENSATION OF DIRECTORS

        Under our Corporate Governance Guidelines, compensation of non-management directors is reviewed periodically by the Management Development, Nominating and Governance Committee. Mr. Culver is our CEO and receives no additional compensation for service as a director and he is not eligible to participate in any of the following programs or plans.

        Annual and Meeting Fees:    In 2013, our non-management directors were paid an annual retainer of $100,000, our Lead Director was paid an additional annual retainer of $25,000 and the Chairpersons of the Audit Committee and other Board committees received additional annual fees of $20,000 and $10,000, respectively. Non-Chairperson directors who were members of the Audit Committee in 2013 received an additional $5,000 annual fee. In addition, after the fifth Board meeting attended, or the fifth Committee meeting attended for a particular committee, during 2013, our non-management directors also received $3,000 for each Board meeting attended, and $2,000 for all Committee meetings attended on any one day. Finally, subject to certain limits, we reimburse directors, and for meetings not held on our premises, their spouses, for travel, lodging and related expenses incurred in connection with attending Board and Committee meetings.

        Deferred Compensation Plan and Annual Grant of Share Units:    Our non-management directors can elect to defer payment of all or part of the annual and meeting fees until the director's death, disability, termination of service as a director or to another date specified by the director. A director who participates in this plan will have his or her deferred compensation account credited quarterly with interest accrued at an annual rate equal to the six-month U.S. Treasury Bill rate determined at the closest preceding January 1 and July 1 of each year. In 2008 and prior years, our non-management directors could, as an alternative, elect to have the fees deferred during a quarter translated into share units. Each share unit is equal in value to one share of our Common Stock and is ultimately distributed only in cash. If a director deferred fees into share units, dividend equivalents in the form of additional share units are credited to the director's account as of the date of payment of cash dividends on our Common Stock (we have not paid dividends since 2008).

        Under the Deferred Compensation Plan, we also provide an annual grant of cash-settled share units to each director. These share units vest at least twelve months after they are awarded. Share units that have not vested when a director leaves the Board are forfeited, except in the case of the director's death or certain events specified in the Deferred Compensation Plan, such as not standing for re-election due to an age-related retirement policy. The Management Development, Nominating and Governance Committee may waive the forfeiture. Dividend equivalents in the form of additional share units are credited to the director's account as of the date of payment of cash dividends on our Common Stock. In January 2013, each of our non-management directors was granted share units valued at $100,000, which vested on February 1, 2014.

Our three directors who joined the Board after January 2013 but before January 2014, were each granted a number of share units representing the pro rata number of the annual grant (based on days for which service would be performed in the vesting period).

        In January 2014, each of our non-management directors was granted share units valued at $100,000, which will vest on February 1, 2015. In accordance with the terms of the Deferred Compensation Plan, the share units granted to each of Messrs. Abbott, Kearney and McIntosh will vest upon their retirement from the Board at our April 2014 Meeting of Shareholders. In recognition of their long-time service on the Board, the forfeiture of a pro rata number (based on days for which service had been performed in the vesting period) of the share units granted to each of Mr. Hagerty and Mr. Muma in January 2014 was waived by the Management Development, Nominating and Governance Committee (with Messrs. Hagerty and Muma not participating in the decision regarding their own share units).

        Former Deposit Share Program:    In 2009, we eliminated the Deposit Share Program, which was previously offered to directors under our 2002 Stock Incentive Plan. Under the Deposit Share Program a non-management director was able to purchase shares of Common Stock from us at fair market value which were then held by us. The amount that could be used to purchase shares could not exceed the director's annual and meeting fees for the preceding year. We matched each of these shares with one and one-half shares of restricted stock or, at the director's option, RSUs. A director who deferred annual and meeting fees from the prior year into share units under the plan described above was able to reduce the amount needed to purchase Common Stock by the amount so deferred. For matching purposes, the amount so deferred was treated as if shares had been purchased and one and one-half shares of restricted stock or RSUs were awarded for each such share.

        Between 2005 and 2008, the restricted stock and RSUs awarded under the program vested one year after the award. Prior to 2005, vesting occurred on the third anniversary of the award unless a director chose a later date. Except for gifts to family members, the restricted stock could not be transferred prior to vesting; RSUs were not transferable. Awards that have not vested when a director leaves the Board are forfeited, except in the case of the director's death or certain events specified in the agreement relating to the awards. The Management Development, Nominating and Governance Committee may waive the forfeiture. All shares of restricted stock and RSUs vest on the director's death and will immediately become vested upon a change in control. RSUs that have vested are settled in Common Stock when the director is no longer a Board member. The director receives a cash payment equivalent to the dividend corresponding to the number of shares underlying the director's RSUs outstanding on the record date for Common Stock dividends.

        Former RSU Award Program:    We eliminated the RSU Award Program in 2009. Prior to its elimination, our non-management directors were each awarded RSUs representing 850 shares of Common Stock under the program annually. The RSUs vested on or about the first anniversary of the award date, or upon the earlier death of the director. RSUs that have vested will be settled in Common Stock when the director is no longer a Board member. The director receives a cash payment equivalent to the dividend corresponding to the number of shares underlying the director's RSUs outstanding on the record date for Common Stock dividends.

        Former Restricted Stock Plan:    Non-management directors elected to the Board before 1997 were each awarded, on a one-time basis, 2,000 shares of Common Stock under our 1993 Restricted Stock Plan for Non-Employee Directors. The shares are restricted from transfer until the director ceases to be a director by reason of death, disability or retirement, and are forfeited if the director leaves the Board for another reason unless the forfeiture is waived by the plan administrator (the Company's Secretary). In recognition of his long-time service on the Board, the plan administrator, after consultation with the members of the Management Development, Nominating and Governance Committee other than Mr. Muma, waived the forfeiture of shares that had been granted to Mr. Muma.

        Equity Ownership Guidelines:    The Management Development, Nominating and Governance Committee has adopted equity ownership guidelines for directors under which each member of the Board is expected to own 25,000 shares of our equity. Equity owned consists of shares owned outright by the director, restricted equity and share units that have vested or are scheduled to vest within one year. Directors are expected to achieve the ownership guideline within five years after joining the Board. All of our directors are in compliance with the guidelines.

        Other:    We also pay premiums for directors and officers liability insurance under which the directors are insureds. Messrs. Abbott, Hagerty, Kearney, McIntosh and Muma are not standing for re-election at our 2014 Annual Meeting, after having served as directors for between 13 and 25 years each. In recognition of their service on our Board, we will be making separate contributions of $25,000 to charities each designates. These contributions were not solicited by the departing directors nor were they made under any agreement with the departing directors.

2013 Director Compensation

        The following table shows the compensation paid to each of our non-management directors in 2013. Mr. Culver, our CEO, is also a director but receives no compensation for service as a director.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)	Total ($)
James A. Abbott	133,000		100,000	233,000
Daniel A. Arrigoni	52,500		51,500	104,000
Cassandra C. Carr	26,250		27,100	53,350
Thomas M. Hagerty	100,000		100,000	200,000
Timothy A. Holt	125,000		100,000	225,000
Kenneth M. Jastrow, II	141,000	(2)	100,000	241,000
Daniel P. Kearney	134,000		100,000	234,000
Michael E. Lehman	144,000		100,000	244,000
William A. McIntosh	131,000		100,000	231,000
Leslie M. Muma	106,000		100,000	206,000
Donald T. Nicolaisen	122,000		100,000	222,000
Gary A. Poliner	26,250		27,100	53,350
Mark M. Zandi	112,000		100,000	212,000

(1)
The amounts shown in this column represent the grant date fair value of the annual share unit award granted to non-management directors in 2013 under our Deferred Compensation Plan, computed in accordance with FASB Accounting Standard Codification ("ASC") Topic 718. The value of each share unit is equal to the value of our Common Stock on the grant date. See "Compensation of Directors – Deferred Compensation Plan and Annual Grant of Share Units" above for more information about these grants.

  At December 31, 2013, the aggregate number of stock awards (including restricted stock, RSUs, and share units granted under our Deferred Compensation Plan) outstanding and owned by our non-management directors was as follows: Mr. Abbott – 42,905; Mr. Arrigoni – 6,803; Ms. Carr – 3,375; Mr. Hagerty – 75,578; Mr. Holt – 36,364; Mr. Jastrow – 98,052; Mr. Kearney – 135,608; Mr. Lehman – 40,795; Mr. McIntosh – 41,414; Mr. Muma – 73,220; Mr. Nicolaisen – 106,988; Mr. Poliner – 3,375; and Dr. Zandi – 36,364. At December 31, 2013, the aggregate number of shares owned directly or in trusts by our non-management directors was as follows: Mr. Abbott – 31,437; Mr. Hagerty – 8,181; Mr. Jastrow – 1,146; Mr. Kearney – 77,483; Mr. Lehman – 7,439; Mr. McIntosh – 51,523; Mr. Muma – 142,991; and Mr. Nicolaisen – 50,182. At December 31, 2013, the total stock awards outstanding and direct/trust ownership of stock held by each of our directors was as follows: Mr. Abbott – 74,342; Mr. Arrigoni – 6,803; Ms. Carr – 3,375; Mr. Hagerty – 83,759; Mr. Holt – 36,364; Mr. Jastrow – 99,198; Mr. Kearney – 213,091; Mr. Lehman – 48,234; Mr. McIntosh – 92,937; Mr. Muma – 216,211; Mr. Nicolaisen – 157,170; Mr. Poliner – 3,375; and Dr. Zandi – 36,364.

(2)
Includes $25,000 retainer paid for services as Lead Director.

 ITEM 2 – ADVISORY VOTE TO APPROVE OUR EXECUTIVE COMPENSATION

        At our 2011 Annual Meeting, we held a non-binding, advisory shareholder vote on the frequency of future advisory shareholder votes on the compensation of our named executive officers. Our shareholders expressed a preference that advisory shareholder votes on the compensation of our named executive officers be held on an annual basis and, as previously disclosed, the Company adopted a policy to hold such votes annually. Accordingly, as required by Section 14A of the Securities Exchange Act of 1934, we are asking shareholders to approve, on an advisory basis, the compensation of our named executive officers as disclosed under the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and any related material contained in this proxy statement.

        We strongly believe you should approve our compensation for the reasons cited in the first section of the Compensation Discussion and Analysis, which is titled "Key Considerations."

        While this vote is advisory and is not binding, the Board and the Management Development, Nominating and Governance Committee will review and consider the voting results when making future decisions regarding compensation of named executive officers.

        After this vote, under the Company's policy, the next advisory vote to approve the compensation of our named executive officers is scheduled to occur at our 2015 Annual Meeting.

Shareholder Vote Required

        Approval of the compensation of our named executive officers requires the affirmative vote of a majority of the votes cast on this matter. Abstentions and broker non-votes will not be counted as votes cast.

        YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS. SIGNED PROXY CARDS AND VOTING INSTRUCTION FORMS WILL BE VOTED FOR THE APPROVAL OF THE EXECUTIVE COMPENSATION UNLESS A SHAREHOLDER GIVES OTHER INSTRUCTIONS ON THE PROXY CARD OR VOTING INSTRUCTION FORM.

COMPENSATION DISCUSSION AND ANALYSIS

        This compensation discussion and analysis ("CD&A") provides information about the compensation objectives and policies for our chief executive officer, our chief financial officer and our three other most highly compensated executive officers (our "named executive officers" or "NEOs") to place in perspective the information contained in the compensation tables that follow the CD&A. The Management Development, Nominating and Governance Committee oversees our executive compensation program. In this CD&A, we refer to this committee as the "Committee." The terms "we" and "our" refer to the Company.

        The Key Considerations section below presents important factors to consider in evaluating our compensation program for our NEOs. To enable us to present these factors concisely, we did not include additional information that provides details or adds additional context regarding what we say. That information, which is also important and you should read, appears in the Appendix at the end of the CD&A. We follow the Key Considerations section with a discussion of how the Committee's NEO compensation decisions align with our compensation objectives, and then provide a more detailed discussion of the elements of our executive compensation program and our compensation policies and processes.

I.  Key Considerations

  2013 Financial Performance

        As shown in the following table, our 2013 financial performance improved significantly compared to recent years.

2009-2013 Financial Performance
	2009	2010	2011	2012	2013
Net Income (Loss) (millions)	$(1,322)	$(364)	$(486)	$(927)	$(50)
Incurred Losses (millions)	$3,379	$1,608	$1,715	$2,067	$839
Year-End Stock Price	$5.78	$10.19	$3.73	$2.66	$8.44
Total Shareholder Return	66%	76%	(63)%	(29)%	217%

  Distinguishing 2013 Performance from Historical Performance

        Although our 2013 financial performance improved significantly, it continued to be principally affected by mortgage insurance written before 2009. This is because approximately 97% of our incurred losses were from mortgage insurance written in 2008 and before. Our business – taking first loss credit risk on low down payment residential mortgages – is "long tailed" in that decisions made years ago, in a different business, economic and competitive environment, can affect our current financial performance.

        Long-term equity awards are a large portion of our pay. Hence, our NEOs, along with other shareholders, have suffered the economic consequences of the mortgage insurance written before 2009 through equity award forfeitures, option expirations without exercise and a lower stock price.

        The challenge in analyzing our compensation program is to disaggregate Company performance in 2013 and recent years from performance in the earlier years so you can see how decisions we made under our CEO's leadership in 2013 and recent years benefit our consolidated performance.

        The following table illustrates this point by showing the contribution to our 2013 financial performance made by our 2009-2013 books of business, compared to the contribution made by our pre-2009 books of business. As shown, our recent business has been very profitable.

Disaggregated Performance of 2009-2013 and pre-2009 Books
	2009-2013 Books	Pre-2009 Books
	(in millions)
Net Premiums Earned	$337.0	$606.1
Losses Incurred, Net	24.1	814.6

Net Premiums Earned less Losses Incurred, Net	$312.9	$(208.5)

  Our Compensation Program is Designed to Reward the Drivers of Operational Success

        To align our NEOs' interests with those of our shareholders, our executive compensation program places a significant emphasis on long-term equity awards. And to provide an incentive for performance that positions us to succeed in the future, the performance goals of our long-term equity awards target the operational metrics that most impact our business: our loss ratio, expense ratio and market share. Vesting for 80% of our 2013 long-term equity awards to our NEOs depends on performance against these metrics (the "LEM Awards"). Vesting for the remaining 20% of our 2013 long-term equity awards depends on our performance against a goal that is the sum of two of the metrics, the loss ratio and expense ratio (the "CR Awards").

        In 2013, we performed well in terms of the operational metrics considered for vesting of our long-term equity awards. However, due to the rigor of the LEM performance goals, our NEOs forfeited approximately 25% of the LEM Awards made in 2011. If 2014 and 2015 performance have the same relationship to target performance as 2013 performance, they will also forfeit 32% of the LEM Awards made in 2012 and 27% of the LEM Awards made in 2013.

        Loss Ratio.    During 2013, we continued to write a high quality book of business, as we did in 2009-2012. The table below shows the incurred loss ratio, after the same number of years of seasoning, for each book we wrote in 2009-2013 compared to the book we wrote five years earlier. Consistent with the disaggregated information we presented above, you can see that the books from 2008 and prior years have generated the losses that continue to affect adversely our financial performance, while the more recent books are performing very well.

Incurred Loss Ratio by Individual Book Year After Indicated Number of Years of Seasoning
After 5 Years		After 4 Years		After 3 Years		After 2 Years		After 1 Year
2004	58.6%	2005	134.1%	2006	244.7%	2007	189.2%	2008	122.2%
2009	13.9%	2010	6.7%	2011	4.5%	2012	2.0%	2013	1.2%

        The improvement in the quality of our recent books is a result of tightening our underwriting standards and a move to risk-based pricing. As a result, lower-quality business shifted away from us (and other private mortgage insurers who tightened their underwriting guidelines and made other changes) and shifted primarily to the Federal Housing Administration (the "FHA"), a mortgage insurer run by the federal government. The table below compares the quality of our recent books of business to the quality of the FHA's recent books of business. You can see the improvement in our performance is not simply a case of "a rising tide lifts all boats," but a result of a decision by us to restrict business with unacceptable risk.

Percentage of Loans Delinquent by Book (as of September 30, 2013)
	10/1/08 - 3/30/09	4/1/09 - 9/30/09	10/1/09 - 9/30/10	10/1/10 - 9/30/11	10/1/11 - 9/30/12
MGIC	3.1%	1.4%	0.9%	0.5%	0.1%
FHA	19.3%	8.6%	5.9%	3.2%	1.0%

        Expense Ratio.    As shown by the following table, we continue to run a more efficient operation than our competitors in that our expense ratio (combined insurance operations underwriting expenses divided by net premiums written) is much lower than theirs.

Expense Ratio
	2009	2010	2011	2012	2013
MGIC	15.1%	16.3%	16.0%	15.2%	18.6%
Radian	23.2%	24.0%	24.7%	26.6%	34.0%
Genworth	25.0%	27.0%	28.0%	27.0%	27.0%
United Guaranty	N/D	30.3%	23.6%	27.0%	27.4%

        Despite our running a more efficient operation than our competitors, our expense ratio for 2013 was higher than the level targeted by our LEM Awards and, as a result, our NEOs forfeited a portion of the LEM Awards made in 2011 and they will also forfeit a portion of the LEM Awards made in 2012 and 2013.

        Market Share.    After being the market share leader through 2010, our market share decreased in 2011-2013 such that we are currently in third place (according to Inside Mortgage Finance). We believe we lost a material amount of market share to two competitors that aggressively priced single premium policies to levels that we viewed would result in materially lower returns on capital than monthly premium policies. While our overall revenues suffered as a result of our decision not to match this pricing, we believe we are earning materially more than these competitors on the business we did write in 2011-2013. The table below shows 2013 premiums earned as a percentage of average direct risk in force during 2013 on business written in 2011-2013 for us and one of these competitors, in each case excluding the impact of quota share reinsurance transactions. (The other competitor does not publicly release information that would enable us to make this computation for it.)

2013 Premiums Earned as a % of Risk on 2011-2013 Books
	Premiums Earned (millions)	Average Risk in Force (millions)	Premiums as a % of Risk
MGIC	$258	$11,270	2.3%
Competitor	$328	$16,548	2.0%

        Although we are earning more than the competitor on the business we did write, our market share was lower than the level targeted by our LEM Awards and, as a result, our NEOs forfeited a portion of the LEM Awards made in 2011, and they will also forfeit a portion of the LEM Awards made in 2012 and 2013.

  Managing the Process to Optimize our Capital Position was a Key Goal in 2013

        Many jurisdictions prohibit a mortgage insurer from writing new business if the insurer's risk in force exceeds a multiple of its capital. The most common maximum risk-to-capital multiple (or ratio) is 25 to 1. Indeed, two of our competitors (PMI Mortgage Insurance and Republic Mortgage Insurance) who wrote higher quality business after the housing crisis began had to stop writing new business in 2011 because they could not take steps to reduce their risk-to-capital ratios or to obtain waivers of the requirements from regulators.

        The bonus goals adopted by the Committee for 2013 included managing the process to optimize our capital position. During 2013, our NEOs led our effort to reduce our risk-to-capital ratio so that we may continue to write profitable new business. The following table shows the success we achieved in 2013 with respect to this goal.

MGIC's Risk-To-Capital Ratio at December 31,
2009	2010	2011	2012	2013
19.4:1	19.8:1	20.3:1	44.7:1	15.8:1

        We reduced our risk-to-capital ratio in part through our public offerings of stock and debt in March 2013, in which we raised almost $1.15 billion. We believe an important reason we were able to raise funds equal to more than double our year-end 2012 market capitalization was that investors took account of our operations after 2008 and the positive effect they are having on our overall results as shown by the disaggregated performance information presented earlier in this Key Considerations section. We also reduced our risk-to-capital ratio through a quota share reinsurance transaction effective at the end of 2013 that covered certain risk we wrote before the first quarter of 2013. This transaction added risk to a reinsurance transaction we had entered into earlier in 2013.

  Our Compensation is Reasonable When Measured Against Our Peer Group

        Peer group selection is a critical component of compensation analysis. The eight company peer group the Committee used for 2013 compensation decisions consisted of our direct competitors and others related to our industry. This peer group was appropriate to analyze our NEO compensation for the reasons we discuss under the caption "Benchmarking," which appears under "Other Aspects of our Executive Compensation Program."

        Our CEO's 2013 total direct compensation (salary, bonus and equity awards) was at the 41st percentile of the most recently available total direct compensation of the CEOs of these companies and was approximately $416,000 below the median total direct compensation. His total compensation as reported in the Summary Compensation Table ("SCT") was in the 39th percentile of the most recently available total compensation of the CEOs of these companies and was approximately $933,000 below their median total compensation.

        While our industry has had new entrants in recent years, their compensation information was not publicly available. The parents of two new entrants (Essent Guaranty, Inc. and National Mortgage Insurance Corporation), went public in 2013 and in January 2014 a third (Arch Capital Group Limited) closed the acquisition of the mortgage insurance company through which it entered our industry. Given these developments, in January 2014, the Committee added the parents of the three new entrants to our peer group. Adjusting for the most recently available information for these three companies, our CEO's total SCT compensation would be at the 27th percentile of the total SCT compensation of the CEOs of our new 11-company peer group and would be below their median total compensation by more than $1.4 million.

  Our CEO's Compensation is Aligned With Returns to our Shareholders

        An important way we achieve alignment of pay and shareholder returns is by making performance-based long-term equity awards the primary element of our CEO's compensation. Those analyzing our compensation by reviewing only the SCT will not see this important element of our program because the SCT reports only the grant date fair value of stock awards and does not capture subsequent changes in the value of those awards through forfeitures and price changes.

  •
  Approximately $922,000 in long-term equity awards granted to our CEO and reported as compensation in the SCT in 2011-2013 had been lost at year-end 2013, due to expected forfeitures resulting from the performance goals associated with the long-term equity awards not being met. These lost dollars constitute about 18% of the compensation that the SCT reports was paid to the CEO as "Stock Awards" for the period from 2011-2013.

  •
  In addition, during 2011-2013, options with a grant date fair value of $6.1 million that were held by our CEO expired, unexercised, due to stock price declines.

  •
  Due to our strong 2013 stock performance, the market value at December 31, 2013 of the 2011-2013 long-term equity awards that are expected to vest increased in value by approximately 60% over their grant date values.

        Moreover, our CEO voluntarily decided to make his financial alignment with shareholders even greater. During 2011-2013, he purchased in the open market with his own funds over $700,000 of our stock. He sold no shares. These purchases represent the reinvestment into our Company of approximately 24% of the cash compensation (salary and bonus) shown for him in the SCT for those years.

II.  Our 2013 Executive Compensation Program Decisions and their Role in Meeting our Compensation Objectives

        In setting compensation, the Committee focuses on "total direct compensation," which we define as the total of base salary, bonus and equity awards. The amount of equity awards is their grant date value in the SCT.

        Our executive compensation program is based on the following objectives.

  •
  We want strong alignment between compensation and long-term shareholder interests by paying a substantial portion of total direct compensation in long-term equity awards.

  •
  We want strong alignment between compensation and long-term shareholder interests by linking compensation to Company and executive performance.

  •
  We want total direct compensation to reflect market practices in the sense that our total direct compensation opportunity is at the market median of a group of peers over a several year time horizon.

  •
  We limit perquisites (perks).

  •
  We pay retirement benefits using a formula based only on current cash compensation (salary and annual bonus) and therefore do not include longer-term incentives that can result in substantial increases in pension value.

  How did the compensation we paid to our named executive officers for 2013 reflect these objectives?

  •
  "We want strong alignment between compensation and long-term shareholder interests by paying a substantial portion of total direct compensation in long-term equity awards."

        Long-term equity awards are a substantial portion of total direct compensation of our NEOs. Although the number of units granted has not changed significantly in the last three years, the percentage of total direct compensation represented by the value of the awards declined as our stock price declined from January 2011 through the time of the January 2013 grants. The 2013 awards, valued at December 31, 2013, represented 47% of our CEO's total direct compensation for 2013. If the awards had been valued at the end of the years in which they were granted, the percentage of total direct compensation represented by such awards would be as shown in the table below.

Percentage of CEO Pay Represented by Grants of Long-Term Equity Awards
	2011	2012	2013
Total Number of Units Awarded	346,500	346,500	350,000
Number of Units Awarded at Target	334,950	318,144	322,000
Grant Date Value of Awards at Target	$2,994,449	$1,256,670	$885,500
% of Total Direct Compensation	64.9%	47.6%	22.4%
Year-End Value of Awards at Target	$1,249,364	$846,263	$2,717,680
% of Total Direct Compensation	43.6%	37.9%	47.0%

        Over time, we have strengthened alignment by increasing the portion of long-term equity awards comprised of LEM Awards, which vest based on achievement of performance goals related to our loss ratio, expense ratio and market share. In 2009, that portion was 57% and in 2013 it was 80%. See "Our 2013 Executive Compensation – Longer-Term Equity Awards" for additional information about our long-term equity awards.

  •
  "We want strong alignment between compensation and long-term shareholder interests by linking compensation to Company and executive performance."

        The Committee authorized bonuses for 2013 that were approximately 76% of the maximum bonus for our CEO and an average of 72% of the maximum bonuses for our other NEOs. The achievements considered by the Committee in determining the 2013 bonus included the following:

  •
  Success in reducing the Company's risk-to-capital ratio through raising new capital and reinsuring risk,

  •
  Continued favorable operational performance in 2013, including the quality of new business written,

  •
  217% total shareholder return in 2013,

  •
  Management's work in Washington DC to position mortgage insurance to remain an integral part of the nation's housing finance system, and

  •
  Continued development of the Company's management organization and recognition of a seasoned senior officer corps with no defections since the 2007 financial crisis began.

        The Committee did not assign a specific weight to any one of these factors. Although the determination of bonuses is ultimately subjective, for the following reasons, we believe that given the current circumstances, a subjective determination is appropriate. First, the continuing negative impact of the financial crisis that has been affecting the mortgage insurance industry for the past six years and the continuing negative impact on current financial results of insurance written before 2009, make a determination of bonuses solely based on objective factors such as net income or total shareholder return inappropriate. Second, the discretion exercised by the Committee has resulted in our CEO's bonus correlating closely with financial and stock price performance over the past five years.

  •
  "We want total direct compensation to reflect market practices in the sense that our total direct compensation opportunity is at the market median over a several year time horizon."

        The total direct compensation opportunities of our NEOs range from base salary with no other components of total direct compensation being paid, to base salary plus maximum bonus and maximum long-term equity awards being paid. Through benchmarking, we want the total direct compensation of our NEOs to be at about the middle of the peer group we use to evaluate our executive compensation when viewed over a several year time horizon. For 2010 through 2013, our CEO's total direct compensation was ranked in the percentiles within our peer group shown in the table below. (For 2013, our CEO's total direct compensation is ranked against the most recently available total direct compensation of the CEOs of the companies in our peer group.) Although our CEO's total direct compensation has been below the median total direct compensation of our peer group for the last three years, our company's size has also been below the median for the past three years, in terms of revenue and market capitalization.

CEO Total Direct Compensation Ranking Within Peer Group
	2010	2011	2012	2013
Our CEO's Percentile Ranking Within Peer Group	52nd	46th	35th	41st

        Further information about the peer group we use is under "Benchmarking" in this CD&A.

  •
  "We limit perquisites (perks)."

        Our perks remained minimal in 2013 and are discussed under "Our 2013 Executive Compensation – Perquisites" below.

  •
  "We pay retirement benefits using a formula based only on current cash compensation (salary and annual bonus) and therefore do not include longer-term incentives that can result in substantial increases in pension value."

        Our retirement benefits met this objective in 2013 and are discussed under "Pension Plan" below.

        Retention considerations affected the Committee's decisions regarding the compensation we paid to our named executive officers for 2013

        Our industry is undergoing a fundamental shift following the mortgage crisis: long-standing competitors have gone out of business and two newly capitalized start-ups that are not encumbered with a portfolio of pre-crisis mortgages have been formed. Former executives from other mortgage insurers have joined these two new competitors. In addition, in February 2013, a worldwide insurer and reinsurer with mortgage insurance operations in Europe announced that it was acquiring a competitor and in January 2014, announced that it had completed its acquisition. Our success depends, in part, on the skills, working relationships and continued services of our management team and other key personnel. We believe the performance of the CEO and other senior officers was critical to our ability to raise $1.15 billion of new capital in March 2013 and to our ability to consummate our 2013 reinsurance transactions. The loss of key personnel, whether to competitors or retirement, could adversely affect the conduct of our business. (Our reinsurance transactions recognize the importance of our NEOs by giving the reinsurers the right under certain circumstances to terminate the transactions if during any six month period two or more NEOs leave and their replacements are not approved by the reinsurers.) If we were to lose our key personnel, we would be required to search for and recruit other personnel to manage and operate the Company, and there can be no assurance that we would be able to employ a suitable replacement for the departing individuals, or that a replacement could be hired on terms that are favorable to us. Long-term equity award vesting over a three year period also serves as a meaningful retention tool. The Company currently has not entered into any employment agreements with our officers or key personnel.

III.  Our 2013 Executive Compensation Program

  Long-Term Equity Awards

        Our executive compensation program is designed to make long-term equity awards the largest portion of the total direct compensation opportunity of our NEOs. We emphasize this component of our executive compensation program because it aligns executives' interests with those of shareholders by linking compensation to stock price. In 2013, long-term equity awards, at the grant date value, represented, on average, approximately 20% of our NEOs' total direct compensation and valued at the closing price on December 31, 2013, represented, on average, approximately 44% of our NEOs' total direct compensation.

        Performance-Based Long-Term Equity Awards – LEM Awards.    Beginning with long-term equity awards granted in 2008, the corporate performance goals used to determine annual vesting of performance-based long-term equity awards are:

  •
  MGIC's Loss Ratio (incurred losses divided by earned premiums; for these purposes, incurred losses exclude the effect of losses incurred on notices of default that have not yet been reported to us, which is commonly known as "IBNR") for MGIC's primary new insurance written for that year;

  •
  Expense Ratio (expenses of insurance operations divided by net premiums written for that year), and

  •
  MGIC's Market Share of flow new insurance written for that year.

        The Committee adopted these performance goals, which apply to each year in the three-year performance period, because it believes that they are the building blocks of our results of operations. That is, the Loss Ratio measures the quality of the business we write; the Expense Ratio measures how efficiently we use our resources, and the Market Share measures not only our success at generating revenues but also the extent to which we are successful in leading our industry.

        The three performance goals are equally weighted for vesting purposes. The actual performance level corresponding to each performance goal determines Threshold, Target and Maximum vesting as indicated in the table below for the 2013 LEM Awards.

Performance Goals for 2013 LEM Awards
	Threshold	Target	Maximum
Loss Ratio	30%	20%	10%
Expense Ratio	24%	19%	16%
Market Share	14%	18%	22%

        Vesting for awards granted in 2013 was determined in March 2014 and will be determined in the next two years based on performance during the prior year. For each performance goal, the amount that vests each year is as follows:

  •
  if the Company's performance does not meet or equal the Threshold performance level, then no amount of the equity award will vest with respect to that performance goal;

  •
  if the Company's performance meets the Target performance level, then two-twenty-sevenths of the total equity award will vest with respect to that performance goal;

  •
  if the Company's performance equals or exceeds the Maximum performance level, then one-ninth of the total equity award will vest with respect to that performance goal; and

  •
  if the Company's performance is between the Maximum and the Target performance levels or between the Target and the Threshold performance levels, then the number of shares that will vest with respect to that performance goal will be interpolated on a linear basis between the applicable vesting levels.

        The number of shares subject to performance-based long-term equity awards that were granted in 2011-2013 increased only slightly (approximately 1%) despite a substantial decrease in the Company's stock price between the time of the January 2011 awards and the January 2013 awards.

        With respect to all of these awards, dividends are not paid currently, but when awards vest, a payment is made equal to the dividends that would have been paid had those vested awards been entitled to receive current dividends. In October 2008, we suspended the payment of dividends on our common stock and do not anticipate paying dividends for the foreseeable future.

        For 2013, MGIC's Loss Ratio was 1.2% (which was better than the Maximum performance level), the Expense Ratio was 18.6% (which for 2013 grants was between the Target and Maximum performance levels and for the 2011 and 2012 grants, was between the Threshold and Target performance levels) and Market Share was 17.0% (which for 2012 and 2013 grants was between the Threshold and Target performance levels and for 2011 grants was below the Threshold level). As a result, in March 2014, 24.5% of the performance-based equity awards granted in 2013 vested, 20.9% of the performance-based equity awards granted in 2012 vested and 18.4% of the performance-based equity awards granted in 2011 vested. The remaining 25.2% of the equity awards granted in 2011 were forfeited. Assuming 2014 and 2015 performance have the same relationship to target performance as 2013 performance, 31.5% of the equity awards granted in 2012 will be forfeited in 2015 and 26.5% of the equity awards granted in 2013 will be forfeited in 2016.

        Other Long-Term Equity Awards – CR Awards.    Our long-term equity award program for the NEOs also includes other equity awards ("CR Awards") that, if an annual performance goal is satisfied, vest through continued service during the performance period. For equity awards granted in 2008 through 2012, vesting is contingent on the sum of the Expense Ratio and MGIC's Loss Ratio being less than 100% (the "combined ratio performance goal"). For equity awards granted in 2013, the combined ratio performance goal was made more rigorous by reducing it to 50%, and for equity awards granted in 2014, it was further reduced to 40%. The Committee adopted performance goals for these awards to further align the interests of our NEOs with shareholders and to permit the awards to qualify for the performance-based compensation exception under Section 162(m) of the Internal Revenue Code. See "Other Aspects of Our Executive Compensation Program – Tax Deductibility Limit" in this CD&A. One-third of the CR Awards are scheduled to vest in each of the three years after they are granted. However, if any of the CR Awards that are scheduled to vest in any year do not vest because we fail to meet the applicable performance goal, this equity award will vest in the next year that we meet this goal, except that any of this equity award that has not vested after five years will be forfeited. Any dividends paid on our common stock will be paid on this equity award at the same time.

        For 2013, the Expense Ratio was 18.6% and MGIC's Loss Ratio was 1.2%. Therefore, we met our combined ratio performance goal because the combined ratio was 19.8%, which is less than the combined ratio performance goal for each of the 2011-2013 CR Awards and as a result, the portions of such awards that were scheduled to vest in February 2014 did vest.

  Annual Bonus

        Consistent with our belief that there should be a strong link between compensation and performance, annual bonuses are intended to be the most significant total direct compensation opportunity after awards of longer-term restricted stock. This is because all of our NEOs have maximum bonus potentials that substantially exceed their base salaries (three times base salary in the case of the CEO and two and one-quarter times base salary in the case of the other NEOs). In determining total direct compensation, we have weighted bonus potentials more heavily than base salaries because bonuses are more directly linked to Company and individual performance.

        Our shareholders have approved a list of performance goals for an annual bonus plan for our NEOs that condition the payment of bonuses on meeting one or more of the listed goals as selected by the Committee each year. Compensation paid under a bonus plan of this type (which we refer to as a "162(m) bonus plan") is intended to qualify as deductible compensation, as discussed in more detail under "Other Aspects of Our Executive Compensation Program – Tax Deductibility Limit" in this CD&A. The performance goal for our 162(m) bonus plan adopted by the Committee for 2013 was the same combined ratio performance goal utilized for the restricted stock awards described above, which required the sum of the Expense Ratio and MGIC's Loss Ratio to be less than 50%. If this goal is met, then the Committee may exercise discretion to make a subjective determination of bonuses based on an assessment of shareholder value, return on investment, primary business drivers (loss ratio, expense ratio and market share), loss mitigation, management organization, capital position, effective dealings with federal and state regulatory agencies and the profitability of our mix of new business. No specific targets or weightings were established for any of these bonus criteria for 2013.

        The sum of the Expense Ratio and MGIC's Loss Ratio for 2013 was 19.8% and, as a result, the combined ratio performance goal was met. We paid bonuses for 2013 that were about 74% of the maximum for the NEO group, as a whole, and 76% for the CEO.

        The following table illustrates that the exercise of discretion with respect to the CEO's bonus for the past five years has resulted in its fluctuation with performance:

CEO Annual Bonus (% of max.) vs. Company Performance
	2009	2010	2011	2012	2013
Bonus (% of Maximum)	0%	50%	28%	17%	76%
Net Income (Loss) ($ millions)	$(1,322)	$(364)	$(486)	$(927)	$(50)
Total Shareholder Return	66%	76%	(63)%	(29)%	217%

        The factors considered in the decision to pay bonuses for 2013 performance are discussed above under "Objectives of our Executive Compensation Program – How did the compensation we paid to our NEOs for 2013 reflect these objectives? – We want strong alignment between compensation and long-term shareholder interests by linking compensation to Company and executive performance."

  Base Salary

        Base salaries provide NEOs with a fixed, minimum level of cash compensation. Our philosophy is to target base salary range midpoints for our executive officers near the median levels compared to their counterparts at the peer group of companies discussed below under "Benchmarking." In addition to reviewing market competitiveness, in considering any change to Mr. Culver's compensation, including his salary, the Committee takes into account its subjective evaluation of Mr. Culver's performance, based in part on a CEO evaluation survey completed by each non-management director. The subjects covered by the evaluation include financial results, leadership, strategic planning, succession planning, external relationships and communications and relations with the Board. Base salary changes for our other NEOs are recommended to the Committee by Mr. Culver. Historically, these recommendations have been the product of his subjective evaluation of each executive officer's performance, including his perception of their contributions to the Company. The Committee approves changes in salaries for these officers after taking into account Mr. Culver's recommendations and the Committee's independent judgment regarding the officer gained through the Committee's and the Board's regular contact with each of them.

        Effective in late March 2013, each of the NEOs received a 3% salary increase, based on their base salary prior to the increase. Effective in late March 2014, each NEO is receiving a 3% salary increase, based on their base salary prior to the increase.

  Pension Plan

        Our executive compensation program includes a qualified pension plan and a supplemental executive retirement plan. We believe retirement plans of this type are an important element of a competitive compensation program. These plans compute retirement benefits based only on current cash compensation (salary and annual bonus) and therefore do not include longer-term incentives that can result in substantial increases in pension value. We also offer a broad-based 401(k) plan to which we make contributions in cash.

  Perquisites

        As with prior years, the perks we provided for 2013 to our NEOs were a small part of the officer's total compensation, ranging between approximately $700 and $4,500. These perks included club dues and expenses, the cost of an annual or bi-annual medical examination and a covered parking space at our headquarters. We believe our perks are very modest and consistent with our desire to avoid an entitlement mentality.

IV.  Other Aspects of Our Executive Compensation Program

  Benchmarking – MGIC-Selected Peer Group

        To provide a framework for evaluating compensation levels for our NEOs against market practices, the Committee has periodically asked FWC to prepare reports analyzing available compensation data. This data is typically gathered from SEC filings for a comparison group of publicly traded companies. In addition, each year we review various published compensation surveys and provide the Committee with information regarding trends in expected executive compensation changes for the coming year. The compensation surveys that we reviewed and summarized in the aggregate for the Committee in connection with establishing base salaries for 2013 were published by: Compensation Resources, KENEXA, AON Hewitt, Mercer Consulting, Towers Watson and World at Work.

        In January 2013, in connection with the meeting at which 2013 compensation decisions regarding salary and long-term incentives were made, FWC provided the Committee with a report comparing our NEOs' pay to that of our peer group. The report was based on 2011 compensation information from proxy statement filings and was, at the time, the latest available data for the peer group. The January 2013 report analyzed our compensation program against the following peer group:

MGIC Peer Group
Ambac Financial Group
Assured Guaranty
Fidelity National Financial
First American Financial
Genworth Financial Inc.
MBIA Inc.
Old Republic Int'l Corp.
Radian Group Inc.

        The peer companies were jointly selected by FWC and management, and approved by the Committee. The companies in our peer group were all of our direct competitors who at that time were public and whose mortgage insurance operations were a significant part of their overall business, financial guaranty insurers and other financial services companies focused on the residential real estate industry that are believed to be potential competitors for executive talent.

        The January 2013 report indicated that our CEO's 2011 total compensation was in the 48th percentile of the comparison group and on average over 2008-2011 was in the 37th percentile of the comparison group (for three of the years, the group included PMI Mortgage Insurance, which has been removed from the group because it is in receivership).

        At the time of the January 2013 meeting, our industry was undergoing a major restructuring following the mortgage crisis. Three of our competitors had ceased writing new business (two in 2011) and the parent company of another received a substantial amount of government assistance. As noted above, PMI was removed from our peer group in 2012, PMI was smaller than us and as a result of its removal from our peer group, we became smaller relative to our peers than before. For many years our industry had no new entrants. In 2010, a new mortgage insurer (Essent Guaranty, Inc.) began writing business; and in 2012, another mortgage insurer (National Mortgage Insurance Corporation) raised over $500 million in capital and we understood it expected to begin writing business later in 2013. At the time, those two competitors had yet to go public, therefore, their executive compensation data was not yet available to include in our peer group. In addition, in February 2013, a worldwide insurer and reinsurer with mortgage insurance operations in Europe (Arch Capital) announced that it was purchasing a U.S. competitor.

        Although our industry was in a state of flux, the Committee continued to believe that our NEOs' compensation should be analyzed in the context of the compensation of mortgage insurers and others related to our industry, which we believed we captured in our existing peer group. Therefore, the Committee, after considering the advice received from FWC, chose to retain our existing peer group for 2013. It continued to be appropriate for evaluating our executive compensation because:

  •
  Two of the eight companies were direct competitors or parent companies whose results were significantly impacted by the results of direct competitors, and another is the parent company of a former direct competitor that stopped writing new business in 2011, and whose operating results continued to be impacted by the results of the former competitor,

  •
  Three of the other companies were financial guaranty insurers having significant exposure to residential mortgage credit risk,

  •
  All of the companies had significant insurance businesses, not lending businesses, and therefore, size comparisons are possible,

  •
  Four of the companies also named us a peer,

  •
  We are reasonably similar in size to the companies in our peer group. Although it has fluctuated greatly over the past several years, as of December 31, 2013, our market capitalization was in the 39th percentile of the market capitalization of these companies. In addition, our average revenues for 2010-2012 were at the 43rd percentile of the average revenues of these companies (as shown below),

  •
  Adding general insurance or other financial services companies beyond the surety and financial guaranty niches were not expected to provide meaningful information to the Committee in evaluating executive compensation pay and performance, and

  •
  Although the number of companies in our peer group decreased in 2012 and we became smaller compared to our remaining peers, the Committee chose to retain our existing peer group for 2013 while we awaited the changes we expected to occur in our industry (and which did occur).

        The two new mortgage insurers discussed above (Essent Guaranty, Inc. and National Mortgage Insurance Corporation), both became public companies in 2013 and are now publicly disclosing their executive compensation information. In addition, in 2014, the worldwide insurer discussed above (Arch Capital) announced the completion of its acquisition of CMG Mortgage Insurance, a mortgage insurer that had not previously publicly reported executive compensation. The Committee determined at its January 2014 meeting that, beginning in 2014, it would include Essent Group, NMI Holdings and Arch Capital in the peer group against which it will benchmark our executive compensation.

  Consideration of 2013 Shareholder Advisory Vote on Executive Compensation

        The most recent shareholder advisory vote on executive compensation was at our Annual Meeting of Shareholders in April 2013. More than 94% of the shares voting at that meeting voted to approve our executive compensation. In making the January 2014 compensation decisions (which were the approval of bonuses for 2013 performance, approval of base salary increases to be effective in 2014 and the grant of equity awards), the Committee viewed this vote as a general approval of the objectives of our executive compensation program described in this CD&A (those objectives remained unchanged from what had been presented to shareholders) and an affirmation that our program should be continued.

  Tax Deductibility Limit

        Under Section 162(m) of the Internal Revenue Code, certain compensation in excess of $1 million paid during a year to any of the executive officers named in the SCT (other than the CFO) for that year is not deductible. Although the rules governing these requirements are complex, we believe that all of our compensation for 2013 qualifies as tax-deductible. However, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and related regulations, and the fact that such regulations and interpretations may change from time to time (with potentially retroactive effect), there is no certainty that compensation intended by the Committee to satisfy the requirements for deductibility under Section 162(m) will be deductible. In addition, the Committee has discretionary authority to administer our compensation programs in the future in a manner that does not satisfy the requirements of Section 162(m) of the Internal Revenue Code in order to achieve a result that the Committee determines to be appropriate.

        In making decisions about executive compensation, we also consider the impact of other regulatory provisions, including the provisions of Section 409A of the Internal Revenue Code regarding non-qualified deferred compensation and the change-in-control provisions of Section 280G of the Internal Revenue Code.

  Stock Ownership by Officers

        A portion of equity awards granted to our NEOs and other officers subject to Form 4 reporting, such as our chief accounting officer and chief information officer, must not be sold for one year after vesting. The number of shares that must not be sold is the lower of 25% of the shares that vested (or in the case of options, 25% of the shares for which the options were exercised) and 50% of the shares that were received by the officer after taking account of shares withheld to cover taxes. The holding period may end before one year if the officer is no longer required to report their equity transactions to the SEC. The holding period does not apply to involuntary transactions, such as would occur in a merger, and for certain other dispositions.

        We also have stock ownership guidelines for executive officers. For our CEO, the stock ownership guideline is 100,000 shares and, for the other NEOs, the guideline is 50,000 shares. Stock considered owned consists of shares owned outright by the executive (including shares in the executive's account in our 401(k) plan), unvested restricted stock and Restricted Stock Units scheduled to vest within one year (assuming ratable vesting over the performance period of longer-term restricted stock) and the number of shares underlying vested stock options whose market price exceeds their exercise price. Each of our NEOs currently meets these stock ownership guidelines. In fact, at December 31, 2013, our CEO exceeded the guideline by approximately 1.3 million shares and the other NEOs exceeded the guidelines by between approximately 330,000 shares and 745,000 shares, depending on the individual.

        Excluding shares surrendered to the Company to cover income tax withholding, our CEO has not sold any shares of our stock for more than seven years. During 2011-2013, our CEO had approximately $2.0 million (based on the closing price on the vesting date) in shares withheld from vestings of equity awards on account of income tax withholding. Excluding shares surrendered for that purpose, none of our other NEOs has sold any of our stock since April 2006, except for the sale of fewer than three shares by one officer in 2011 to close out his Profit-Sharing and Savings Plan stock account.

  Change in Control Provisions

        Each of our NEOs is a party to a Key Executive Employment and Severance Agreement with us (a "KEESA") and some have supplemental agreements, each as described in the section titled "Potential Payments Upon Termination or Change-in-Control – Change in Control Agreements" below. No executive officer has an employment or severance agreement, other than these agreements. Our KEESAs provide for a cash termination payment in one or two lump sums only after both a change in control and a specified employment termination (a "double trigger" agreement). We adopted this approach, rather than providing for such payment only after a change in control (a "single trigger" agreement) or a change in control and a voluntary employment termination by the executive (a "modified single trigger" agreement), because we believe that double trigger agreements provide executives with adequate employment protection and reduce the potential costs associated with these agreements to an acquirer.

        The KEESAs and our equity award agreements provide that all restricted stock and unvested stock options become fully vested at the date of a change in control. Once vested, a holder of an award is entitled to retain it even if he voluntarily leaves employment (although a vested stock option may expire because of employment termination as soon as 30 days after employment ends). In 2008, we amended our KEESAs for the principal purpose of complying with Section 409A of the Internal Revenue Code. In 2009, we eliminated any reimbursement of our NEOs for any additional tax due as a result of the failure of the KEESAs to comply with Section 409A.

        The period for which our KEESAs provide employment protection ends on the earlier of the third anniversary of the date of a change in control or the date on which the executive attained his or her normal retirement date. In 2010, we created a supplemental benefit plan that provides benefits to compensate for the benefits that are reduced or eliminated by the age-based limitation under our KEESAs. This plan was adopted because the Committee wanted to provide such benefits for those who would, absent this age-based limitation, receive benefits under his or her KEESA. The Committee believes that age should not reduce or eliminate benefits under a KEESA, but recognized that our employees may retire with a full pension at age 62 provided they have been a pension plan participant for at least seven years. Taking the early availability of full pension benefits into account, the payments under this plan are capped by reducing such payments to an amount that will not trigger payment of federal excise taxes on such payments. As a result, unlike our KEESAs, this plan does not include an Internal Revenue Code Sections 280G and 4999 excise tax gross-up provision. Our KEESAs were not amended in connection with the adoption of this plan.

        For additional information about our KEESAs, see "Compensation and Related Tables – Potential Payments Upon Termination or Change-in-Control – Change in Control Agreements" below.

  No Stock Option Repricing

        Our 2002 Stock Incentive Plan, which governs equity awards granted before 2012, and our 2011 Omnibus Incentive Plan, which governs equity awards granted after 2011, both prohibit the repricing of stock options, either by amending existing options to lower the exercise price or by granting new options having a lower exercise price in exchange for outstanding options having a higher exercise price, unless such re-pricing is approved by shareholders.

  "Clawback" Policy

        Under the "clawback" policy approved by the Committee, the Company will seek to recover certain incentive compensation, to the extent the Committee deems appropriate, from any executive officer and the chief accounting officer, if a subsequent financial restatement shows that such compensation should not have been paid. The clawback policy applies to restricted stock that vests upon the achievement of a Company performance target. As an alternative to seeking recovery, the Committee may require the forfeiture of future compensation. Beginning in January 2007, our restricted stock agreements require that, to the extent the Committee deems appropriate, our executive officers must repay the difference between the amount of after-tax income that was originally recognized from restricted stock that vested based on achievement of a performance goal and the amount that would have been recognized had the restatement been in effect, plus the value of any tax deduction on account of the repayment.

  Hedging and Pledging Policies

        Under the hedging policy approved by our Board of Directors, our directors, NEOs and other officers subject to Form 4 reporting, such as our chief accounting officer and chief information officer, may not enter into hedging transactions designed to hedge or offset a decrease in the value of the Company's equity securities. For these purposes, the Company's equity securities include, but are not limited to, vested and unvested restricted stock units (whether cash- or stock-settled) and company stock held directly or indirectly. Under the hedging policy approved by our Board of Directors, our directors, NEOs and other officers subject to Form 4 reporting may not hold Company securities in a margin account or pledge Company securities as collateral for a loan.

  Independent Compensation Consultant

        Aside from its role as the Committee's independent consultant, FWC provides no other services to the Company. In 2013, FWC provided the Committee with advice about proxy disclosures, including with respect to this CD&A, incentive plan designs, director pay, benchmarking study results, as discussed above, and whether the payment of bonuses for 2013 would be reasonable. Fees incurred for services performed by FWC in 2013 were $73,615.

  Other Aspects of Our Compensation Processes

        When designing our compensation objectives and policies for our NEOs, the Committee considers the incentives that such objectives and policies create, including incentives to cause the Company to undertake appropriate risks. Among other things, the Committee considers aspects of our compensation policies that mitigate incentives to take inappropriate risks, such as the holding requirements described under "Other Aspects of Our Executive Compensation Program – Stock Ownership by Officers" above and the clawback policy described above.

        The Committee has not adjusted executive officers' future compensation based upon amounts realized or forfeited pursuant to previous equity awards.

        The Committee's practice for many years has been to make equity awards and approve new salaries and bonuses, if any, at its meeting in late January, which normally follows our announcement of earnings for the prior year. The Committee also may approve changes in compensation at other times throughout the year.

        While the Committee is ultimately responsible for making all compensation decisions affecting our NEOs, our CEO participates in the underlying process because of his close day-to-day association with the other NEOs and his knowledge of our operations. Among other things, our CEO makes recommendations regarding all of the components of compensation described above for all of the NEOs, other than himself. Our CEO does not participate in the portion of the Committee meeting regarding the review of his own performance or the determination of the actual amounts of his compensation. Our Vice President – Human Resources and our General Counsel also participate in the Committee's compensation process. Specifically, our Vice President – Human Resources is responsible for coordinating the work assigned to FWC by the Committee. Our Vice President – Human Resources is expected to maintain knowledge of executive compensation trends, practices, rules and regulations and works with our General Counsel on related legal and tax compliance matters.

Appendix

        This portion of the CD&A is the Appendix that provides additional information that is not provided elsewhere in the CD&A. We make various statements in the Key Considerations section and this Appendix that do not explicitly say they are our opinions, but you should read them as such. The Key Considerations section focuses on the compensation of our CEO because his compensation sets the "compensation pace" for the rest of the NEOs. The compensation programs for our CEO are generally no different than those for all of our NEOs, as discussed in the CD&A, although the amount of compensation depends on what level the particular officer occupies in our organizational hierarchy. The additional information in the Appendix corresponds to the order of the discussion in the remainder of the CD&A.

Key Considerations: 2013 Financial Performance

        The term "total shareholder return" as used in this CD&A means the percentage change in year-end stock price from one year to the next. We do not consider dividends in the calculation because in October 2008, we suspended the payment of dividends on our common stock.

Key Considerations: Our Compensation Program is Designed to Reward the Drivers of Operational Success

  Loss Ratio

        The incurred loss ratio, a customary measure of the quality of an insurer's business, is equal to losses incurred divided by earned premiums for our primary new insurance written, in both cases over the period of the ratio. A year of seasoning includes the year in which the book was written; that is, the first year of seasoning for the book written in 2013 was 2013.

        For the comparison to FHA performance, our delinquencies are presented using the same September 30 fiscal book year presentation the FHA uses. In addition, for the two initial six-month books, we also conformed our presentation to theirs, which refers to "dramatic" changes in the fiscal year ended September 30, 2009 "as the credit quality of [their] borrowers improved monthly." For MGIC, the loans considered "delinquent" are loans with at least three missed payments or that are in foreclosure or whose borrowers are in bankruptcy. Our insured loans are assigned to a book based on the coverage effective date. A loan that has been refinanced under the Home Affordable Refinance Program ("HARP") is considered by us to be a modification and would not be reported as part of a new book at the time of the refinancing. For the FHA, delinquencies are loans (excluding "streamline refinances") that are 90 days or more delinquent or in foreclosure or whose borrowers are in bankruptcy. According to HUD, "[s]treamline refinance originations . . . in 2009, had significant problems with early delinquencies." As a result, the exclusion of streamline refinances may have lowered the FHA delinquency data for the first two six-month books presented. The fiscal year ending September 30, 2012 is the last full-year HUD presents, although it does disclose that early payment delinquencies (EPDs, or 90-day delinquencies in the first six months after the loan is insured) for loans closed January 1-March 31, 2013 were 0.22% at September 30, 2013. The FHA EPD rate at September 30, 2013 was approximately 16 times our EPD rate at September 30, 2013 for loans we insured that closed January 1-March 31, 2013. The source of the FHA data is the U.S. Department of Housing and Urban Development's Annual Report to Congress – Fiscal Year 2013 Financial Status – FHA Mutual Mortgage Insurance Fund, dated December 13, 2013.

  Expense Ratio

        The information regarding the expense ratios of our competitors was obtained from earnings press releases and Securities and Exchange Commission filings. The information represents U.S. mortgage insurance segment information only. Methods of calculating these ratios may differ among companies. Different reinsurance transaction structures used by individual companies may affect their expense ratios. N/D means "not disclosed."

  Market Share

        The information regarding our competitor's 2013 premiums per dollar of risk on the 2011-2013 books of business was obtained from earnings press releases and Securities and Exchange Commission filings. It was calculated by dividing 2013 premiums earned by average risk in force during 2013, in each case before the effects of quota share reinsurance transactions. The premiums were calculated by adding (1) 2013 premiums earned including the impact of ceded premiums for each of the 2011-2013 books of business and (2) 2013 ceded premiums earned on quota share transactions (which were disclosed to be with respect to only the 2011-2013 books of business). The average risk in force earned was calculated by adding the risk in force for the 2011-2013 books of business as of December 31, 2012, March 31, 2013, June 30, 2013, September 30, 2013 and December 31, 2013 and dividing the resulting sum by five.

        We began reinsuring new business written in the second quarter of 2013. This reinsurance has resulted in increasing our return on capital on single premium business to a level that enabled us to match on a nationwide basis, effective in the fourth quarter of 2013, the rates offered by the two competitors that aggressively priced single premium policies. As a result, we expect that our premiums earned per dollar of risk in force on the 2014 book of business, before the effects of quota share reinsurance transactions, will decrease from the levels earned on the 2011-2013 books of business.

Key Considerations: Our Compensation is Reasonable When Measured Against Our Peer Group

        The following table provides detail concerning our statement above that our CEO's total SCT compensation would be at the 27th percentile of the total SCT compensation of the CEOs of our new 11-company peer group and would be below their median total compensation by more than $1.4 million.

MGIC Peer Group as of January 2014
Total SCT Compensation(1)
($ thousands)
Ambac Financial Group	1,310
Arch Capital	10,401
Assured Guaranty	13,364
Essent Group	7,611
Fidelity National Financial	6,740
First American Financial	5,472
Genworth Financial Inc.	4,976
MBIA Inc.	675
NMI Holdings	9,405
Old Republic Int'l Corp.	1,293
Radian Group Inc.	4,935
Median	5,472
MGIC	4,022
MGIC Percentile Ranking	27%
MGIC Total SCT Compensation less than Median	1,450

(1)
2013 data for MGIC and Essent; 2012 data for all other companies. Essent's data is from a Prospectus filed with the SEC on November 1, 2013, and conservatively assumes that none of the performance-vested restricted stock granted in 2013 will vest. NMI's data is from a Prospectus filed with the SEC on December 9, 2013.

Other Aspects of Our Executive Compensation Program: Benchmarking – MGIC-Selected Peer Group

        The table below shows the average revenues for 2010-2012 for us and each of the eight companies that we used in our peer group benchmarking analysis in 2013. We cite 2010-2012 revenues because, with the exception of the bonus for 2013 performance, all compensation decisions for 2013 were made in January 2013. At that time, only revenues from 2012 and earlier were available.

MGIC Peer Group Average Revenues (2010-2012)
	2010-2012 Average Revenues	Total Direct Compensation(1)
	($ millions)	($ thousands)
Ambac Financial Group	505	1,300
Assured Guaranty	1,342	12,499
Fidelity National Financial	5,760	6,494
First American Financial	4,085	4,300
Genworth Financial Inc.	10,095	4,428
MBIA Inc.	391	500
Old Republic Int'l Corp.	4,573	1,055
Radian Group Inc.	1,049	4,830
MGIC	1,453	3,948
MGIC Percentile Ranking	43%	41%

(1)
2013 data for MGIC; 2012 data for all other companies

        FWC analyzed a peer group selected for us by a proxy advisory firm in early 2013 based on Standard & Poors' Global Industry Classification Standard (GICS) codes and companies we had chosen as peers. We understand that companies in our GICS code were selected at that time if they had total assets between 0.4 and 2.5 times our assets; companies in the property and casualty GICS code were selected if they had revenues between 0.4 and 2.5 times our revenues; and in each case, the companies had market capitalizations of between $50 million and $4 billion. Because we are within the GICS Thrifts and Mortgage Finance Companies sub-classification, that particular peer group is primarily from this sub-classification. The 22 companies in the peer group include 13 community banks and 3 regional banks.

        Our compensation practices should not be benchmarked against a peer group primarily selected by a GICS code in combination with a balance sheet test. The Committee, with the advice of its independent consultant, determined a GICS-related peer group is not appropriate for us because:

  •
  Mortgage insurance does not have its own GICS code. Nearly all of the companies in our GICS code are lending institutions, not insurers.

  •
  Using our GICS code as the initial criterion to select peers may result in comparing us primarily with a group of community banks. Our business is very different from community banking, which involves gathering consumer deposits through a local retail branch network and investing those funds to profit from an interest rate spread.

  •
  Even if our GICS code were used, for our business, revenues are a better metric for selection of a peer group than balance sheet assets. Unlike a community bank whose revenues are largely a function of assets on its balance sheet, our revenues are largely a function of our insurance in force, which is not on our balance sheet. According to FWC's analysis, our revenues for the twelve months ended September 30, 2013, were in the 85th percentile of the group of peers and our December 31, 2013 market capitalization was in the 82nd percentile of the group of peers.

Compensation Committee Report

        Among its other duties, the Management Development, Nominating and Governance Committee assists the oversight by the Board of Directors of MGIC Investment Corporation's executive compensation program, including approving corporate goals relating to compensation for the CEO and senior officers, evaluating the performance of the CEO and determining the CEO's annual compensation and approving compensation for MGIC Investment Corporation's other senior executives.

        The Committee reviewed and discussed with management the foregoing Compensation Discussion and Analysis. Based upon this review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in MGIC Investment Corporation's proxy statement for its 2014 Annual Meeting of Shareholders and its Annual Report on Form 10-K for the year ending December 31, 2013.

  Members of the Management Development, Nominating and Governance Committee:

        Kenneth M. Jastrow, II, Chairman
        Thomas M. Hagerty
        Leslie M. Muma
        Donald T. Nicolaisen

COMPENSATION AND RELATED TABLES

Summary Compensation Table

        The following table summarizes the compensation earned by or paid to our named executive officers in 2011 through 2013. Following the table is a summary of our annual bonus program. Other tables that follow provide more detail about the specific types of compensation.

Name and Principal Position	Year	Salary $	Bonus $	Stock Awards $(1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings $(2)	All Other Compensation $	Total Compensation $
Curt Culver	2013	937,854	2,125,000	885,500	64,665	9,100	4,022,119
Chairman and Chief	2012	910,539	475,000	1,256,670	1,371,546	8,950	4,022,705
Executive Officer	2011	884,231	734,300	2,994,449	1,029,942	8,950	5,651,872
J. Michael Lauer	2013	495,254	1,000,000	303,600	-	9,100	1,807,954
Executive Vice President	2012	480,846	225,000	424,127	318,131	8,950	1,457,054
and Chief Financial Officer	2011	466,839	357,500	1,010,629	247,268	8,950	2,091,186
Patrick Sinks	2013	600,639	1,025,000	556,600	-	9,100	2,191,339
President and Chief	2012	583,154	200,000	785,420	625,270	8,950	2,202,794
Operating Officer	2011	558,508	357,500	1,871,535	414,061	8,950	3,210,554
Lawrence Pierzchalski	2013	484,023	850,000	303,600	7,799	9,100	1,654,522
Executive Vice	2012	469,939	175,000	424,127	674,233	8,950	1,752,249
President – Risk Management	2011	456,308	302,500	1,010,629	480,421	8,950	2,258,808
Jeffrey Lane	2013	751,823	925,000	303,600	-	9,100	1,989,523
Executive Vice President	2012	729,962	200,000	424,127	458,250	8,950	1,821,289
and General Counsel	2011	710,385	357,500	1,010,629	415,914	8,950	2,503,378

(1)
The amounts shown in this column represent the grant date fair value of the stock awards granted to named executive officers in the years shown, computed in accordance with FASB ASC Topic 718. The fair value of stock award units is based on the closing price of our common stock on the New York Stock Exchange on the date of grant. Except as described below, the vesting of all of the awards represented in this column is subject to our meeting certain performance conditions. In accordance with the rules of the SEC, all of the figures in this column represent the value at the grant date based upon the probable outcome of the applicable performance conditions as of the grant date, such probable outcome determined with reference to the performance of the fiscal year preceding the grant. If the full value of the applicable awards for 2013, 2012 and 2011 were shown assuming the highest levels of the applicable performance conditions were achieved, rather than an amount based upon the probable outcome of the applicable performance conditions, then the amounts shown would have been:

	2013	2012	2011
Curt Culver	$962,500	$1,368,675	$3,097,710
J. Michael Lauer	330,000	461,929	1,045,479
Patrick Sinks	605,000	855,424	1,936,073
Lawrence Pierzchalski	330,000	461,929	1,045,479
Jeffrey Lane	330,000	461,929	1,045,479
(2)
The Company does not maintain a nonqualified deferred compensation plan for its employees. The amounts shown in this column reflect, if positive, the sum of (a) the aggregate change in present value of accumulated pension benefits during such year pursuant to our Pension Plan and our Supplemental Executive Retirement Plan ("SERP") when retirement benefits are also provided under that Plan and (b) distributions the named executive officer received from our SERP during the year. See information following the table titled "Pension Benefits at 2013 Fiscal Year-End" below for a summary of these plans. For 2013, such sum was negative for: Mr. Lauer – $132,314; Mr. Sinks – $38,279; and Mr. Lane – $69,159. The aggregate change in present value of accumulated pension benefits is the difference between (a) the present value of the annual pension payments that the named executive officer would be entitled to receive beginning at age 62, or current age if older than 62, and continuing for his life expectancy determined at the end of the year shown and by assuming that the officer's employment with us ended on the last day of that year shown and (b) the same calculation done as if the officer's employment had ended one year earlier.

For all years shown, the change between years represents the net result of (a) the officer being one year closer to the receipt of the pension payments, which means the present value is higher, and the annual pension payment is higher due to the additional benefit earned because of one more year of employment; (b) a change in actuarial assumptions used to calculate the benefit, primarily changes in the discount rate used to calculate the present value at the end of each of those years; and (c) a decrease for distributions that the named executive officers received from our SERP. For each named executive officer, the change for 2013, 2012 and 2011 consists of:

	2013		2012		2011
Name	Change in Actuarial Assumptions	Change Due to Other Factors	Change in Actuarial Assumptions	Change Due to Other Factors	Change in Actuarial Assumptions	Change Due to Other Factors
Curt Culver	$(608,358)	$661,930	$702,165	$662,942	$310,398	$657,030
J. Michael Lauer	(185,269)	48,560	226,765	87,901	106,335	128,903
Patrick Sinks	(324,117)	281,675	353,499	264,874	144,013	270,048
Lawrence Pierzchalski	(310,224)	314,231	357,260	313,672	156,596	314,017
Jeffrey Lane	(227,958)	152,217	261,831	187,892	114,036	301,878

See Note 13 of the Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ending December 31, 2013 for additional information regarding the assumptions made in arriving at these amounts.

  Annual Bonus

        The following is a description of our annual bonus program. This discussion supplements the discussion included in the section titled "Compensation Discussion and Analysis" above.

        Our bonus program provides that annual bonuses, so long as we meet a performance target described in "Compensation Discussion and Analysis – Our 2013 Executive Compensation – Annual Bonus" above, are determined in the discretion of the Management Development, Nominating and Governance Committee taking account of:

  •
  our actual financial and other results for the year compared to the goals considered and approved by the Management Development, Nominating and Governance Committee in the first quarter of that year (see "Compensation Discussion and Analysis – Our 2013 Executive Compensation – Annual Bonus" above for our 2013 performance goals);

  •
  the Committee's subjective analysis of the business environment in which we operated during the year;

  •
  the Committee's subjective evaluation of individual officer performance;

  •
  the subjective recommendations of the CEO (except in regard to his own bonus); and

  •
  such other matters as the Committee deems relevant.

        For 2013 (and 2014), the maximum bonuses under this bonus framework cannot exceed three times the base salary of the CEO and 2.25 times the base salaries of our other named executive officers.

 2013 Grants of Plan-Based Awards

        The following table shows the grants of plan-based awards to our named executive officers in 2013.

					Grant Date Fair Value of Stock and Option Awards ($)(1)
			Estimated Future Payouts Under Equity Incentive Plan Awards
		Grant Date
Name	Type of Award		Target (#)	Maximum (#)
Curt Culver	Other(2)	1/28/13	70,000	70,000	192,500
	Performance Based(3)	1/28/13	252,000	280,000	693,000
J. Michael Lauer	Other(2)	1/28/13	24,000	24,000	66,000
	Performance Based(3)	1/28/13	86,400	96,000	237,600
Patrick Sinks	Other(2)	1/28/13	44,000	44,000	121,000
	Performance Based(3)	1/28/13	158,400	176,000	435,600
Lawrence Pierzchalski	Other(2)	1/28/13	24,000	24,000	66,000
	Performance Based(3)	1/28/13	86,400	96,000	237,600
Jeffrey Lane	Other(2)	1/28/13	24,000	24,000	66,000
	Performance Based(3)	1/28/13	86,400	96,000	237,600

(1)
All of the figures in this column represent the value at the grant date based upon the probable outcome of the applicable performance conditions as of the grant date. The grant date fair value is based on the New York Stock Exchange closing price on the day the award was granted. There have been no stock options granted since 2004.

(2)
CR Grants, as described in "Compensation Discussion and Analysis – Our 2013 Executive Compensation – Longer-Term Restricted Equity – Other Restricted Equity" above.

(3)
LEM Grants, as described in "Compensation Discussion and Analysis – Our 2013 Executive Compensation – Longer-Term Restricted Equity" above. Pursuant to rules adopted by the SEC, the amounts set forth in the "Target" column are based upon the assumption that our performance with respect to the three performance goals applicable to these awards in 2013 through 2015 will equal our performance in 2012. Using this approach, 90% of the shares granted would vest.

Outstanding Equity Awards at 2013 Fiscal Year-End

        The following table shows our named executive officers' equity awards outstanding on December 31, 2013.

Name	Number of Securities Underlying Unexercised Options Exercisable #(1)	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested #(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Curt Culver	80,000	68.20	1/28/14	607,548	5,127,705
J. Michael Lauer	27,000	68.20	1/28/14	206,773	1,745,164
Patrick Sinks	40,000	68.20	1/28/14	380,867	3,214,517
Lawrence Pierzchalski	27,000	68.20	1/28/14	206,773	1,745,164
Jeffrey Lane	27,000	68.20	1/28/14	206,773	1,745,164

(1)
All stock option awards are fully vested. These stock options expired in January 2014 without being exercised. There have been no stock options granted since 2004.

(2)
Consists of: (a) performance-based restricted equity granted in 2011, 2012 and 2013 that will vest in February in each of the first three years following the grant dates if we meet certain performance targets (with the vesting amounts, if any, dependent upon our performance) and (b) other restricted equity granted in 2011, 2012 and 2013, one-third of which will vest in February in each of the first three years following the grant dates if we meet certain performance targets. Certain restricted equity awards granted in 2011, 2012 and 2013 that do not vest in a particular year because actual performance is less than target performance in that year may vest in following years. See "Compensation Discussion and Analysis – Our 2013 Executive Compensation – Longer-Term Restricted Equity – Other Restricted Equity" for information about vesting of these awards.

The 2011 awards were granted on January 25, 2011, the 2012 awards were granted on January 30, 2012 and the 2013 awards were granted on January 28, 2013. The 2013 awards are reported in the table titled "2013 Grants of Plan-Based Awards" above. The 2012 awards were similar to the 2013 awards, except that the performance goals were changed for the 2013 awards, the total number of units granted to each named executive officer was 1.0% - 2.6% greater in 2013 than in 2012, and the percentage of awards that were granted in the form of performance-based awards decreased from approximately 82% in 2012 to 80% in 2013. The 2011 awards were similar to the 2012 awards, except that the performance goals were changed for the 2012 awards. The number of units of performance-based restricted equity included in this column is a representative amount based on 2012 performance.

(3)
Based on the closing price of the Common Stock on the New York Stock Exchange at 2013 year-end, which was $8.44.

2013 Option Exercises and Stock Vested

        The following table shows the vesting of grants of plan-based stock awards to our named executive officers in 2013. There were no options exercised in 2013.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Curt Culver	225,161	851,083
J. Michael Lauer	75,992	287,242
Patrick Sinks	140,727	531,933
Lawrence Pierzchalski	75,992	287,242
Jeffrey Lane	75,992	287,242

(1)
Value realized is the market value at the close of business on the vesting date. None of our named executive officers sold any shares in 2013, though some shares that vested were withheld to pay taxes due as a result of the vesting of the shares.

 Pension Benefits at 2013 Fiscal Year-End

        The following table shows the present value of accrued pension plan benefits for our named executive officers as of December 31, 2013.

Name	Plan Name(1)	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(2)		Payments During Last Fiscal Year ($)(3)
Curt Culver	Qualified Pension Plan	31.2	2,527,260		-
	Supplemental Executive Retirement Plan	31.2	4,405,762		11,093
J. Michael Lauer	Qualified Pension Plan	24.8	2,080,442		-
	Supplemental Executive Retirement Plan	24.8	806,679		4,395
Patrick Sinks	Qualified Pension Plan	35.4	2,016,093		-
	Supplemental Executive Retirement Plan	35.4	463,653		4,163
Lawrence Pierzchalski	Qualified Pension Plan	31.7	2,474,924		-
	Supplemental Executive Retirement Plan	31.7	910,965		3,792
Jeffrey Lane	Qualified Pension Plan	17.3	2,415,310	(4)	-
	Supplemental Executive Retirement Plan	17.3	539,309		6,582

(1)
See below for a summary of these plans.

(2)
The amount shown is the present value of the annual pension payments that the named executive officer would be entitled to receive beginning at age 62 (which is the earliest age that unreduced benefits under the Qualified Pension Plan and SERP may be received), or current age if older than 62, and continuing for his life expectancy determined at the end of 2013 and by assuming that the officer's employment with us ended on the last day of that year. See Note 13 of the Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ending December 31, 2013 for the discount rate used to calculate the present value of benefits under these plans.

(3)
The amount shown in this column represents distribution amounts that the named executive officers received from the SERP during the fiscal year ended December 31, 2013 to pay the employee portion of the Social Security tax attributable to benefits earned under the plan during fiscal year 2013, as well as amounts distributed to cover the income tax thereon.

(4)
Includes an annual benefit of $34,000 credited to Mr. Lane as part of his initial employment. This amount represents $400,588 of the present value of Mr. Lane's benefits.

        Under the Pension Plan and the SERP taken together, each executive officer earns an annual pension credit for each year of employment equal to 2% of the officer's eligible compensation for that year. Eligible compensation is limited to salaries, wages, cash bonuses, and the portion of cash bonuses deferred and converted to restricted equity bonuses (applicable for bonuses for 2001 through 2006 performance). At retirement, the annual pension credits are added together to determine the employee's accrued pension benefit. However, the annual pension credits for service prior to 1998 for each employee with at least five years of vested service on January 1, 1998 will generally be equal to 2% of the employee's average eligible compensation for the five years ended December 31, 1997. Eligible employees with credited service for employment prior to October 31, 1985 also receive a past service benefit, which is generally equal to the difference between the amount of pension the employee would have been entitled to receive for service prior to October 31, 1985 under the terms of a prior plan had such plan continued, and the amount the employee is actually entitled to receive under an annuity contract purchased when the prior plan was terminated. Retirement benefits vest on the basis of a graduated schedule over a seven-year period of service. Full pension benefits are payable in monthly installments upon retirement at or after age 65 with at least five years of service (age 62 if the employee has completed at least seven years of service). Any supplemental executive retirement benefits earned on or after January 1, 2005 are payable in a lump sum six months after service with the company ends. In addition, reduced benefits are payable beginning at age 55. These benefits are reduced by 0.5% for each month that payments begin prior to the date full pension benefits are payable. Messrs. Lauer and Lane are eligible for their full retirement benefits and Messrs. Culver, Pierzchalski and Sinks are eligible to receive reduced benefits.

        The Pension Plan has been redesigned, effective January 1, 2014. Under the redesigned Pension Plan, employees hired after December 31, 2013 accrue retirement benefits under a cash balance formula (the "Cash Balance Component"). Employees hired prior to January 1, 2014 continue to accrue benefits under the current Pension Plan design, which is generally a lifetime annuity of 2% of each year's eligible compensation, through December 31, 2018. Effective January 1, 2019, all participants will accrue benefits under the Cash Balance Component.

        As a result of the Pension Plan redesign and to clarify certain aspects of plan operation, the SERP has been amended to (1) provide for Cash Balance Component accruals under the SERP that are in excess of the Cash Balance Component accruals under the Pension Plan due to limitations of the Internal Revenue Code; (2) add a non-duplication provision to clarify that certain benefits described in the SERP have been "transferred" to the Pension Plan; and (3) provide additional detail regarding the methodology used to calculate SERP benefits accrued after December 31, 2004 under the current Pension Plan design.

        If the employment of our named executive officers terminated effective December 31, 2013, the annual amounts payable to them at age 62 (or current age, if older than 62) under these plans would have been: Mr. Culver – $282,770; Mr. Lauer – $205,000; Mr. Sinks – $205,000; Mr. Pierzchalski – $205,000; and Mr. Lane – $205,000; and the lump-sum payment for supplemental executive retirement benefits earned on or after January 1, 2005 would have been: Mr. Culver – $4,129,697; Mr. Lauer – $951,169; Mr. Sinks – $696,318; Mr. Pierzchalski – $1,114,462; and Mr. Lane – $633,823. As of December 31, 2013, Messrs. Lauer and Lane were each eligible to receive this level of benefits because each was over the age of 62 and had more than seven years' tenure. As of December 31, 2013, Messrs. Culver, Sinks and Pierzchalski were eligible to receive reduced benefits under these plans immediately upon retirement because they were over the age of 55 and had more than seven years' tenure. As a result, if their employment had been terminated effective December 31, 2013, the annual amounts payable to them under our these plans had they elected to begin receiving annual payments immediately would have been Mr. Culver – $275,701; Mr. Sinks – $144,525 and Mr. Pierzchalski – $194,750; and the lump-sum payment for supplemental executive retirement benefits earned on or after January 1, 2005 would have been: Mr. Culver – $4,065,126; Mr. Sinks – $543,192 and Mr. Pierzchalski – $1,078,851. The discount rate and post-retirement mortality assumptions used to calculate the lump-sum payments differ from the factors used in our financial statements.

Potential Payments Upon Termination or Change-in-Control

        The following table summarizes the estimated value of payments to each of the named executive officers assuming the triggering event or events indicated occurred on December 31, 2013.

Name	Termination Scenario	Total ($)	Cash Payment ($)		Excise Tax Gross-Up(1)	Value of Restricted Equity and Stock Options that will Vest on an Accelerated Basis ($)(2)	Value of Restricted Equity and Stock Options Eligible for Continued Vesting ($)(2)	Value of Other Benefits ($)(3)
Curt Culver	Change in control with qualifying termination(4)	17,774,599	6,220,994	(5)	5,115,532	6,282,044	-	156,029
	Change in control without qualifying termination(4)	6,282,044	-		-	6,282,044	-	-
	Death	6,282,044	-		-	6,282,044	-	-
J. Michael Lauer	Change in control with qualifying termination(4)	3,074,384	826,886	(6)	-	2,136,029	-	111,469
	Change in control without qualifying termination(4)	2,136,029	-		-	2,136,029	-	-
	Retirement	1,123,229	-		-	-	1,123,229	-
	Death	2,136,029	-		-	2,136,029	-	-
Patrick Sinks	Change in control with qualifying termination(4)	10,385,434	3,305,789	(5)	2,996,904	3,936,838	-	145,904
	Change in control without qualifying termination(4)	3,936,838	-		-	3,936,838	-	-
	Death	3,936,838	-		-	3,936,838	-	-
Lawrence Pierzchalski	Change in control with qualifying termination(4)	6,864,435	2,668,035	(5)	1,957,304	2,136,029	-	103,067
	Change in control without qualifying termination(4)	2,136,029	-		-	2,136,029	-	-
	Death	2,136,029	-		-	2,136,029	-	-
Jeffrey Lane	Change in control with qualifying termination(4)	3,767,602	1,482,329	(6)	-	2,136,029	-	149,244
	Change in control without qualifying termination(4)	2,136,029	-		-	2,136,029	-	-
	Retirement	1,123,229	-		-	-	1,123,229	-
	Death	2,136,029	-		-	2,136,029	-	-

(1)
Estimated gross-up is not reduced for payments that we may be able to prove were made in consideration of non-competition agreements or as reasonable compensation.

(2)
The value attributed to restricted stock that accelerates or is eligible for continued vesting is calculated using the closing price on the New York Stock Exchange on December 31, 2013 (which is a higher valuation than that specified by IRS regulations for tax purposes). The value of options would be the difference between the closing price on the New York

  Stock Exchange on December 31, 2013 and the exercise price. However, as of December 31, 2013, the exercise price of all options exceeded the market price. As a result, all amounts in these columns represent value attributable solely to restricted equity.

(3)
Other benefits include three years of health and welfare benefits and the maximum outplacement costs each executive would be entitled to.

(4)
As described further in "Change in Control Agreements" below, each of our named executive officers is a party to a KEESA that may provide for payments after a change in control. A qualifying termination is a termination within three years (but no later than the date the executive reaches the age at which the executive may retire under the Pension Plan with full pension benefits) after the change in control by the Company other than for cause, death or disability or by the executive for good reason.

(5)
Amounts payable in one or two lump sums, depending on limits on amounts that may be paid within six months under applicable tax rules and regulations. The first lump sum is payable within 10 business days after the termination date and the second lump sum, if required by applicable tax rules and regulations, is payable six months thereafter.

(6)
As of December 31, 2013, neither Mr. Lauer nor Mr. Lane was eligible to receive a cash payment or other benefits under his KEESA because he had attained his normal retirement age. As noted in "Change in Control Agreements" below, in 2010, we created a supplemental benefit plan applicable to persons who had attained their normal retirement age.

These cash payments under the supplemental KEESA were capped by reducing such payments to an amount that will not trigger payment of federal excise taxes on such payment. For Mr. Lauer, the reduction was $1,904,523; for Mr. Lane, the reduction was $2,647,407.

  Change in Control Agreements

        Key Executive Employment and Severance Agreement.    Each of our named executive officers is a party to a Key Executive Employment and Severance Agreement with us (a "KEESA"). If a change in control occurs and the executive's employment is terminated within three years (but no later than the date the executive reaches the age at which the executive may retire under the Pension Plan with full pension benefits, which is 62, an age that none of our named executive officers other than Mr. Lauer and Mr. Lane has attained) after the change in control (this period is referred to as the employment period), other than for cause, death or disability, or if the executive terminates his employment for good reason, the executive is entitled to receive a termination payment of twice the sum of his annual base salary, his maximum bonus award and an amount for pension accruals and profit sharing and matching contributions to our tax-qualified defined contribution plan, subject to reduction as described below. This termination payment is payable in one or two lump sums, depending on limits on amounts that may be paid within six months under applicable tax rules and regulations. The first lump sum is payable within 10 business days after the termination date and the second lump sum, if required by applicable tax rules and regulations, is payable six months thereafter.

        If the employment termination occurs during the employment period but more than three months after the change in control, the termination payment is reduced by an amount corresponding to the portion of the employment period that has elapsed since the date of the change in control. The KEESAs require that, for a period of twelve months after a termination for which a payment is required, the executive not compete with us unless approved in advance in writing by our Board of Directors. The KEESAs also impose confidentiality obligations on our executives that have signed them.

        Under the KEESAs, a change in control generally would occur upon the acquisition by certain unrelated persons of 50% or more of our Common Stock; an exogenous change in the majority of our Board of Directors; certain mergers, consolidations or share exchanges or related share issuances; or our sale or disposition of all or substantially all of our assets. We would have "cause" to terminate an executive under a KEESA if the executive were intentionally to engage in certain bad faith conduct causing demonstrable and serious financial injury to us; to be convicted of certain felonies; or to willfully, unreasonably and continuously refuse to perform his or her existing duties or responsibilities. An executive would have "good reason" under his or her KEESA if we were to breach the terms of the KEESA or make certain changes to the executive's position or working conditions.

        While the executive is employed during the employment period, the executive is entitled to a base salary no less than the base salary in effect prior to the change in control and to a bonus opportunity of no less than 75% of the maximum bonus opportunity in effect prior to the change in control. The executive is also entitled to participate in medical and other specified benefit plans. Such benefits include life insurance benefits made available to salaried employees generally and other benefits provided to executives of comparable rank, including stock awards, supplemental retirement benefits and periodic physicals. The value of these benefits cannot be less than 75% of the value of comparable benefits prior to the change in control, except that if the new parent company does not provide stock-based compensation to executives of its U.S. companies of comparable rank, this type of benefit need not be provided and the 75% minimum for other benefits is raised to 100%. If the executive experiences a qualified termination, he is entitled to continued life and health insurance for the remainder of the employment period or, if earlier, the time he obtains similar coverage from a new employer, outplacement services and up to a total of $10,000 to cover tax preparation, legal and accounting services relating to the KEESA termination payment.

        If the excise tax under Sections 280G and 4999 of the Internal Revenue Code would apply to the benefits provided under the KEESA, the executive is entitled to receive a payment so that he is placed in the same position as if the excise tax did not apply. In 2008, we amended our KEESAs for the principal purpose of complying with Section 409A of the Internal Revenue Code. In 2009, we eliminated any reimbursement of our named executive officers for any additional tax due as a result of the failure of the KEESAs to comply with Section 409A.

        Supplemental Plan for Executives Covered by MGIC Investment Corporation Key Executive Employment and Severance Agreements.    In 2010, we created the Supplemental Plan for Executives Covered by MGIC Investment Corporation Key Executive Employment and Severance Agreements, which provides benefits to compensate for the benefits that are reduced or eliminated by the age-based limitation under our KEESAs. This plan was adopted because the Committee wanted to provide such benefits for those who would, absent this age-based limitation, receive benefits under his or her KEESA. The Committee believes that age should not reduce or eliminate benefits under a KEESA, but recognized that our employees may retire with a full pension at age 62 provided they have been a pension plan participant for at least seven years. Taking the early availability of full pension benefits into account, the payments under this plan are capped by reducing such payments to an amount that will not trigger payment of federal excise taxes on such payments under Sections 280G and 4999. As a result, unlike our KEESAs, this plan does not include an excise tax gross-up provision. Our KEESAs were not amended in connection with the adoption of this plan.

  Post-Termination Vesting of Certain Restricted Equity Awards

        In general, our restricted equity awards are forfeited upon a termination of employment, other than as a result of the award recipient's death (in which case the entire award vests). In general, if employment termination occurs after age 62 for a recipient who has been employed by us for at least seven years, awards granted at least one year prior to the date of the employment termination will continue to vest if the recipient enters into a non-competition agreement with us. Two of our NEOs are 62 or older and two others, including our CEO, will become 62 by October 2014.

  Severance Pay

        Although we do not have a written severance policy for terminations of employment unrelated to a change in control, we have historically negotiated severance arrangements with officers whose employment we terminate without cause. The amount that we have paid has varied based upon the officer's tenure and position.

 OTHER MATTERS

Related Person Transactions

        Among other things, our Code of Business Conduct prohibits us from entering into transactions in which our "Senior Financial Officers," executive officers or their respective immediate family members have a material financial interest (either directly or through a company with which the officer has a relationship) unless all of the following conditions are satisfied:

  •
  the terms of the contract or transaction are fair and equitable, at arm's length and are not detrimental to our interests;

  •
  the existence and nature of the interests of the officer are fully disclosed to and approved by the Audit Committee; and

  •
  the interested officer has not participated on our behalf in the consideration, negotiation or approval of the contract or transaction.

        The Code defines a material interest as one involving a director or officer of the counterparty to the transaction, or a financial interest in such counterparty that has a value of at least 10% of the value of such person. Our Audit Committee does not consider payments and benefits arising in the ordinary course of employment with us, or through services as a director, to be "transactions" subject to its approval.

        In addition, the Code requires Audit Committee approval of all transactions with any director or a member of the director's immediate family, other than transactions involving the provision of goods or services in the ordinary course of business of both parties. The Code contemplates that our non-management directors will disclose all transactions between us and parties related to the director, even if they are in the ordinary course of business.

        We have used the law firm of Foley & Lardner LLP as our principal outside legal counsel since the founding of our predecessor company in 1957. Our General Counsel was formerly a partner of that law firm and his wife is currently a partner in that law firm. In 2013, Foley & Lardner was paid $1,219,890 by us and our consolidated subsidiaries for legal services and in the first two months of 2014, it was paid an additional $74,775. Our Audit Committee has been advised by our General Counsel that his wife does not have a material interest in Foley & Lardner.

        We entered into a consulting agreement with J. Michal Lauer that became effective upon his retirement on March 3, 2014. Mr. Lauer has agreed to be available to provide advisory services to the Company for one year and the Company has agreed to pay Mr. Lauer an aggregate fee of $180,000 in monthly installments of $15,000. Mr. Lauer may be paid additional amounts depending on the amount of advisory services provided. Our Audit Committee has approved the consulting agreement.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors to file reports of their beneficial ownership of our stock and changes in stock ownership with the SEC. Based in part on statements by the directors and executive officers, we believe that all Section 16(a) forms were timely filed by our directors and executive officers in 2013.

 ITEM 3 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee has reappointed the accounting firm of PricewaterhouseCoopers LLP ("PwC") as our independent registered public accounting firm for the year ending December 31, 2014. As a matter of good corporate governance, the Board is seeking shareholder ratification of the appointment even though ratification is not legally required. If shareholders do not ratify this appointment, the Audit Committee will take this into consideration in its future selection of an independent registered public accounting firm. A representative of PwC is expected to attend the Annual Meeting and will be given an opportunity to make a statement and respond to appropriate questions.

        In PwC's engagement letter, we expect that we and PwC will agree not to demand a trial by jury in any action, proceeding or counterclaim arising out of or relating to PwC's services and fees for the engagement. We also expect that we will agree that we will not, directly or indirectly, agree to assign or transfer any rights, obligations, claims or proceeds from claims against PwC arising under the engagement letter to anyone. We further expect that the engagement letter will not contain a requirement that we arbitrate any disputes with PwC nor any limitation on our right to damages from PwC.

Audit and Other Fees

        For the years ended December 31, 2013 and 2012, PwC billed us fees for services of the following types:

	2013	2012
Audit Fees	$2,063,777	$1,920,631
Audit-Related Fees	121,736	33,329
Tax Fees	31,627	31,010
All Other Fees	3,010	3,760

Total Fees	$2,220,150	$1,988,730

        Audit Fees include PwC's review of our quarterly financial statements and audit of our year-end financial statements and internal controls over financial reporting. Audit-Related Fees for 2013 and 2012 include fees related to an external peer review of the actuarial calculations done with respect to our Australian operations and fees in connection with a financial examination by certain state insurance regulators, and for 2013, comfort letters issued in connection with our issuance of Common Stock and convertible senior notes. Tax Fees include a review of our tax returns. All Other Fees are subscription fees for an online library of financial reporting and assurance literature.

        The rules of the SEC regarding auditor independence provide that independence may be impaired if the auditor performs services without the pre-approval of the Audit Committee. The Committee's policy regarding pre-approval of audit and allowable non-audit services to be provided by the independent auditor includes a list of services that are pre-approved as they become necessary and the Committee's approving of a schedule of other services expected to be performed during the ensuing year prior to the start of the annual audit engagement. If we desire the auditor to provide a service that is not in either category, the service may be presented for pre-approval by the Committee at its next meeting or may be pre-approved by the Chairperson (or another Committee member designated by the Chairperson). The Committee member approving the service will be given detail regarding the service equivalent to the detail that would be given to the Committee, and the Committee will be notified of the approved service at its next regularly scheduled meeting. We periodically provide the Committee with information about fees paid for services that have been approved and pre-approved. The Audit Committee pre-approved all of the services that PwC provided in 2013.

Shareholder Vote Required

        The affirmative vote of a majority of the votes cast on this matter is required for the ratification of the appointment of PwC as our independent registered public accounting firm. Abstentions and broker non-votes, if any, will not be counted as votes cast.

        YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF PWC AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM. PROXY CARDS AND VOTING INSTRUCTION FORMS WILL BE VOTED FOR RATIFICATION UNLESS A SHAREHOLDER GIVES OTHER INSTRUCTIONS ON THE PROXY CARD OR VOTING INSTRUCTION FORM.

HOUSEHOLDING

        The broker, bank or other nominee for any shareholder who holds shares in "street name" and is not a shareholder of record may deliver only one copy of this proxy statement and the Annual Report to Shareholders to multiple shareholders who share the same address, unless that broker, bank or other nominee has received contrary instructions from one or more of the shareholders. We will deliver promptly, upon written or oral request, a separate copy of this proxy statement and the Annual Report to Shareholders to a shareholder at a shared address to which a single copy of the document was delivered. A shareholder who wishes to receive a separate copy of the proxy statement and Annual Report to Shareholders, now or in the future, should submit a request to MGIC by telephone at (414) 347-6480 or by submitting a written request to Investor Relations, MGIC Investment Corporation, P.O. Box 488, MGIC Plaza, Milwaukee, WI 53201. Beneficial owners sharing an address who are receiving multiple copies of the proxy statement and Annual Report to Shareholders and wish to receive a single copy of such materials in the future will need to contact their broker, bank or other nominee to request that only a single copy be mailed to all shareholders at the shared address in the future.

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945 Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. INTERNET/MOBILE – www.proxypush.com/mtg Use the Internet to vote your proxy until 11:59 p.m. (CT) on April 23, 2014. Scan code below for mobile voting. PHONE – 1-866-883-3382 Use a touch-tone telephone to vote your proxy until 11:59 p.m. (CT) on April 23, 2014. MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided. If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card. Please detach here QR CODE The Board of Directors Recommends a Vote FOR all of the nominees for Director in Item 1 and FOR Items 2 and 3. 1. Election of directors: 01 Daniel A. Arrigoni 06 Kenneth M. Jastrow, II Vote FOR Vote WITHHELD 02 Cassandra C. Carr 07 Michael E. Lehman all nominees from all nominees 03 C. Edward Chaplin 08 Donald T. Nicolaisen (except as marked) 04 Curt S. Culver 09 Gary A. Poliner 05 Timothy A. Holt 10 Mark M. Zandi (Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.) 2. Advisory vote to approve named executive officer compensation For Against Abstain 3. Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2014 For Against Abstain THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS. Address Change? Mark box, sign, and indicate changes below: Date Signature(s) in Box Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

MGIC INVESTMENT CORPORATION ANNUAL MEETING OF SHAREHOLDERS April 24, 2014 9:00 a.m. Central Time BRADLEY PAVILION MARCUS CENTER FOR THE PERFORMING ARTS 929 North Water Street Milwaukee, WI 53202 MGIC Investment Corporation P.O. Box 488 Milwaukee, WI 53201 Proxy This proxy is solicited by the Board of Directors for use at the Annual Meeting on April 24, 2014. By signing on the reverse side, I hereby appoint CURT S. CULVER and PATRICK SINKS, and either one of them, as my proxy and attorney-in-fact, with full power of substitution by the Board of Directors of MGIC Investment Corporation (MGIC), to represent and vote, according to my choices on this proxy card, all shares of Common Stock of MGIC which I am entitled to vote at the Annual Meeting of Shareholders to be held in the Bradley Pavilion of the Marcus Center for the Performing Arts, 929 North Water Street, Milwaukee, Wisconsin, on Thursday, April 24, 2014, at 9:00 a.m. Central Time, and at any adjournment, and in the discretion of the proxies on any other business properly brought before the meeting. I acknowledge that I have received MGIC’s Notice of Annual Meeting, Proxy Statement and 2013 Annual Report. Notice to Participants in MGIC’s Profit Sharing and Savings Plan: As a participant in the MGIC Profit Sharing and Savings Plan (Plan), you have the right to instruct the Plan Trustee how to vote the shares of MGIC Common Stock allocated to your account. If your voting instructions are received by the Plan Trustee at least five days before the Annual Meeting, shares held in your account will be voted by the Plan Trustee in accordance with your voting choices. If your instructions are not timely received or if you do not respond, shares held in your account will be voted by the Plan Trustee in accordance with the Plan and applicable law. See reverse for voting choices and instructions.